EXHIBIT 10.5.01

$100,000,000

CREDIT AGREEMENT

dated

June 27, 2013

BETWEEN

STARBOARD RESOURCES, INC.,

as Borrower

AND

INDEPENDENT BANK,

as Lender

Reducing Revolving Credit Facility
Standby Letter of Credit Facility

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1.	Definitions	1
1.2.	Accounting Terms and Determinations; Changes in Accounting	23
1.3.	References	24
1.4.	Amendment of Defined Instruments	25
1.5.	Joint Preparation; Construction of Indemnities and Releases	25
1.6.	Time References	25

ARTICLE II TERMS OF FACILITIES		25

2.1.	Reducing Revolving Line of Credit and Letter of Credit Facilities	25
2.2.	Method of Borrowing and Obtaining Letters of Credit	27
2.3.	Note	28
2.4.	Certain Payments and Prepayments of Principal	28
2.5.	Interest Rates; Payment of Interest	28
2.6.	Unused Available Commitment Fees; Engineering Fees; Commitment and Facility Fees; Letter of Credit Fees; Authorized Payments by Lender	29
2.7.	Termination of Commitment; Maturity of Note; Right of Borrower to Terminate Commitments.	30
2.8.	Determination of Borrowing Base; Automatic Reductions in Borrowing Base; Borrowing Base Deficiency; Notice of Redeterminations; Requests for Reductions in Borrowing Base.	30

ARTICLE III GENERAL PROVISIONS		32

3.1.	General Provisions as to Payments and Loans	32
3.2.	Telephonic Notices; Notification of Interest Rates	32
3.3.	Default Interest	33
3.4.	Prepayments Permitted	33
3.5.	Limitation Period	33
3.6.	LATE CHARGE	33

ARTICLE IV COLLATERAL		33

4.1.	Security	33

ARTICLE V CONDITIONS PRECEDENT TO ADVANCES AND LETTERS OF CREDIT		34

5.1.	All Advances and Letters of Credit	34
5.2.	Initial Advance	35
5.3.	Conditions Precedent for the Benefit of the Lender	37

ARTICLE VI REPRESENTATIONS AND WARRANTIES		37

6.1.	Existence and Power	37
6.2.	Authorization; Contravention	37
6.3.	Binding Effect.	38

i

6.4.	Subsidiaries.	38
6.5.	Disclosure	38
6.6.	Financial Information.	38
6.7.	Litigation.	39
6.8.	ERISA Plans	39
6.9.	Taxes and Filing of Tax Returns.	39
6.10.	Title to Properties; Liens; Environmental Liability.	40
6.11.	Business Compliance.	41
6.12.	Licenses, Permits, Etc.	41
6.13.	Compliance with Laws.	41
6.14.	Governmental Consent.	41
6.15.	Investment Company Act	41
6.16.	State Utility; No Governmental Limitations on Liens.	42
6.17.	Refunds; Certain Contracts.	42
6.18.	No Default	43
6.19.	Anti-Terrorism Laws	43
6.20.	Flood Matters	43
6.21.	Solvency	43
6.22.	Eligible Contract Participant	43
6.23.	Hedging Transactions	43
6.24.	Intellectual Property	44
6.25.	Existing Indebtedness.	44

ARTICLE VII COVENANTS		44

7.1.	Use of Proceeds and Letters of Credit; Use of Proceeds of Second Lien Note	44
7.2.	Financial Statements; Reserve and Other Reports; Certain Required Notices from Borrower; Additional Information	45
7.3.	Inspection of Properties and Books.	48
7.4.	Maintenance of Security; Insurance; Authorization to File Financing Statements; Operating Accounts; Transfer Orders.	48
7.5.	Payment of Taxes and Claims.	49
7.6.	Payment of Debt; Additional Debt; Payment of Accounts; Restrictions on Payments on the Second Lien Obligations.	50
7.7.	Negative Pledge	51
7.8.	Loans and Advances to Others; Investments; Restricted Payments; Subsidiaries	51
7.9.	Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents; Issuance of Equity Interests.	52
7.10.	Primary Business; Continuous Operations; Location of Borrower’s Office; Ownership of Assets.	55
7.11.	Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Nonoperator.	55
7.12.	Transactions with Affiliates.	57

7.13.	Plans.	57
7.14.	Compliance with Laws and Documents.	57
7.15.	Certain Financial Covenants.	58
7.16.	Tax Shelter	58
7.17.	Additional Documents; Quantity of Documents; Title Data; Additional Information.	58
7.18.	Environmental Indemnification	59
7.19.	Exceptions to Covenants	59
7.20.	Anti-Terrorism Laws	59

ARTICLE VIII DEFAULTS; REMEDIES		60

8.1.	Events of Default; Acceleration of Maturity	60
8.2.	Suits for Enforcement	63
8.3.	Remedies Cumulative	63
8.4.	Remedies Not Waived	63

ARTICLE IX MISCELLANEOUS		63

9.1.	Amendments, Waivers and Consents	63
9.2.	Highest Lawful Interest Rate	64
9.3.	Indemnity.	64
9.4.	Expenses	65
9.5.	Taxes	66
9.6.	Survival	66
9.7.	Applicable Law; Venue.	66
9.8.	WAIVER OF JURY TRIAL AND EXEMPLARY DAMAGES	66
9.9.	Waiver of Deficiency Statute; Other Waivers.	67
9.10.	Headings	67
9.11.	Counterparts	67
9.12.	Invalid Provisions, Severability	67
9.13.	Communications Via Internet	68
9.14.	USA Patriot Act Notice	68
9.15.	EXCULPATION PROVISIONS	68

ARTICLE X SETOFF; TREATMENT OF PARTIAL PAYMENTS		69

10.1.	Setoff	69
10.2.	Adjustments	69

ARTICLE XI BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		69

11.1.	Successors and Assigns	69
11.2.	Participations; Voting Rights; Setoffs by Participants	69
11.3.	Dissemination of Information	70

ARTICLE XII NOTICES		70

12.1.	Notices	70
12.2.	Change of Address	70

ARTICLE XIII ENTIRE AGREEMENT	1

FORM OF PROMISSORY NOTE	1
FORM OF NOTICE OF BORROWING	1
FORM OF COMPLIANCE CERTIFICATE	1
EXHIBIT 6.4.1 SUBSIDIARIES	1
SCHEDULE 6.7 LITIGATION	1
SCHEDULE 6.23 OUTSTANDING HEDGING AGREEMENTS AND HEDGING TRANSACTIONS	1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of June 27, 2013, by and between Starboard Resources, Inc., a Delaware corporation; and Independent Bank, a Texas banking association.  Certain terms used herein are defined in Section 1.1.

RECITALS:

A.           The Borrower desires to borrow funds from the Lender; and

B.           The Borrower desires to acquire and develop Oil and Gas Properties, refinance its indebtedness to Mutual of Omaha Bank and SOSventures and to provide for additional credit facilities;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions.  The following terms, as used herein, have the following meanings:

“Acceptable Commodity Hedging Transaction” means:

(a)           Commodity Hedging Transactions meeting each of the following criteria unless a variation therefrom is consented to in writing by the Lender:

(i) The quantity of gaseous and liquid hydrocarbons owned by the Borrower subject to Commodity Hedging Transactions (other than floors covered by clause (b) below) at the time of entering into such Commodity Hedging Transactions shall not, without the prior written approval of the Lender, be greater than (x) for natural gas, 75% of the monthly Projected Production of natural gas from the Oil and Gas Properties of the Borrower used in determining the Borrowing Base and not the subject of Commodity Hedging Transactions under clause (b) below, (y) for oil, 75% of the monthly Projected Production of oil from the Oil and Gas Properties of the Borrower used in determining the Borrowing Base and not the subject of Commodity Hedging Transactions under clause (b) below and (z) for condensate and natural gas liquids, including gas processing plant products, 75% of the monthly Projected Production of such liquids from the Oil and Gas Properties of the Borrower used in determining the Borrowing Base and not the subject of Commodity Hedging Transactions under clause (b) below; in any case, as forecast in the most recent engineering evaluation delivered to the Borrower by the Lender;

(ii) The “strike prices” under any Commodity Hedging Transactions, at the time of entering into such Commodity Hedging Transactions, shall not be less than the lowest prices utilized in the most recent base case evaluation of the Oil and Gas Properties used by the Lender in determining the Borrowing Base, as reported to the Borrower, except that under certain downside conditions such lower strike price as the Lender may approve in writing following a written request by the Borrower may be used;

(iii) The Lender must have given its prior written consent to the counterparties under the Commodity Hedging Transactions;

(iv) The Lender shall have received first and prior perfected security interests pursuant to security agreements in form and substance reasonably satisfactory to the Lender in the Borrower’s right, title and interest in and to its Commodity Hedging Transactions and the Hedging Agreements under which they arise;

(v) The Commodity Hedging Transaction is a standard commodity hedging arrangement entered into in the ordinary course of business for the principal purpose of protecting against fluctuations in commodity prices or commodity basis risk and not for purpose of speculation;

(vi) The Commodity Hedging Transaction does not involve the sale of any calls other than calls sold in order to complete a permitted collar being executed; provided that, (A) such call shall cover only Projected Production reflected at the time such call is sold, (B) both such call and the corresponding put purchase to complete the collar shall cover the same period and the same volume of Projected Production, and (C) such call is otherwise permitted under the terms of this definition;

(vii) The Commodity Hedging Transaction does not involve the purchase of any calls except calls purchased at the time a collar is put in place to serve as a so-called “blowout preventer”, which purchased calls shall cover the same period and the same volume of Projected Production as covered by such collar;

(viii) The Commodity Hedging Transaction is unsecured except as specifically permitted by the Loan Documents;

(ix) The Commodity Hedging Transaction does not involve the sale of any puts;

(x) The Commodity Hedging Transaction does not involve “put spreads” or “call spreads” as such terms are commonly understood by swap dealers; and

(xi) The Lender has not notified the Borrower prior to the Borrower’s entry into the Commodity Hedging Transaction that, in the opinion of the Lender, this particular type of Commodity Hedging Transaction is non-standard.

As used in this definition, the term “Projected Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price), as applicable, for the term of the contracts or a particular month, as applicable, from properties and interests owned by the Borrower which are Collateral and which have attributable to them oil or gas proven reserves which are categorized as "proved developed producing" as reflected in the engineering review prepared by the Lender in connection with the most recent determination of the Borrowing Base hereunder, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report.

(b)           Commodity Hedging Transactions in the form of minimum price guarantees or “floors”, limited to 100% of the monthly Projected Production from the Borrower’s Oil and Gas Properties not subject to Commodity Hedging Transactions under clause (a) above and otherwise satisfying the requirements of subclauses (ii) through (xi) of clause (a) of this definition.

“Acceptable Hedging Transactions” means Acceptable Commodity Hedging Transactions and Acceptable Rate Management Transactions.

“Acceptable Rate Management Transaction” means any Rate Management Transaction meeting all of the following criteria:

(i) The terms thereof are reasonably satisfactory to the Lender; and

(ii) The Person with whom such Transaction is effected is reasonably satisfactory to the Lender.

“Advance”.  See Loan.

“Affiliate” means, with respect to a Person, (a) any Person owning, Controlling or holding with power to vote 10% or more of the outstanding voting interests of the referenced Person, (b) any Person 10% or more of whose outstanding voting interests are directly or indirectly owned, Controlled or held with power to vote by the referenced Person, (c) any Person directly or indirectly Controlling, Controlled by or under common Control with the referenced Person, (d) any relative within the third degree of kindred of the referenced Person, or (e) any officer, director, limited liability company manager, trustee, beneficiary, employee or general partner of the referenced Person or of any Person referred to in clauses (a), (b), (c) or (d) of this definition.  The term Affiliate shall include Affiliates of Affiliates (and so on).

“Agreement” or “Credit Agreement” means this Credit Agreement, as the same may hereafter be modified or amended from time to time.

“Anti-Terrorism Laws” mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Approved Swap Counterparty” means each swap counterparty approved in writing by the Lender from time to time; provided, however, the Lender may, by giving written notice to the Borrower, elect to revoke such swap counterparty’s status as an Approved Swap Counterparty for purposes of any Hedging Transactions entered into following such notice if the Lender has concerns about such swap counterparty’s long or short term financial well being or creditworthiness.

“ASC” refers to “Accounting Standards Codification” as set out by the Financial Accounting Standards Board.

“Available Commitment” means, at any time, an amount equal to the lesser of the Commitment as in effect at such time or the Borrowing Base as in effect at such time.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrower” means Starboard Resources, Inc., a Delaware corporation, and its successors and permitted assigns.

“Borrower Requested Determination” has the meaning given such term in Section 2.8.1.

“Borrowing Base” means the amount most recently determined and designated by the Lender as the Borrowing Base in accordance with Section 2.8.1, as such Borrowing Base is reduced in accordance with Section 2.8.2 or other provisions hereof.  The Borrowing Base under Section 2.8.1 is deemed to be $13,000,000 as of the Closing Date.

“Borrowing Base Deficiency” means, as of the date of determination of a new Borrowing Base under Section 2.8.1, the amount, if any, by which the sum of the outstanding principal balance of the Note plus the Letter of Credit Exposure exceeds the Borrowing Base.

“Borrowing Date” means a date on which an Advance is made or is to be made to the Borrower hereunder.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Dallas, Texas, are authorized or required by Law to remain closed.

“Capital Stock” means:

(iii) in the case of a corporation, corporate stock;

(iv) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(v) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(vi) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

“Cash Equivalents” means:

(vii) United States dollars;

(viii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(ix) deposit accounts, certificates of deposit, money market accounts and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with the Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and whose senior unsecured debt either (a) is rated at least “A-1” by S&P and at least “P-1” by Moody’s, or (b) has a Thompson Bank Watch Rating of “B” or better;

(x) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(xi) commercial paper having the highest ratings categories obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition;

(xii) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than 365 days from the date of acquisition; and

(xiii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vi) of this definition.

“Cash Flow” for any fiscal quarter of the Borrower, means Consolidated EBITDAX for such quarter minus Consolidated Tax Expense and Distributions of the Borrower for such quarter.

“Cash Taxes” for any fiscal quarter of the Borrower, means federal income taxes and state taxes actually paid by the Borrower during such quarter.

“Change of Control Event” means (a) the failure of SOSventures to own at least 50% of every class of Equity Interests of the Borrower or (b) the failure of Michael J. Pawelek to be an executive officer of the Borrower.

“Closing” means the consummation of the transactions contemplated herein.

“Closing Date” means the date of this Agreement.

“Collateral” means the Property pledged as security for the Note and the other Obligations, including all of the following of the Borrower and each Guarantor:

(xiv) accounts receivable;

(xv) equipment, goods, inventory and fixtures;

(xvi) documents, instruments and chattel paper;

(xvii) letter-of-credit rights;

(xviii) securities collateral;

(xix) investment property, including all Capital Stock owned by the Borrower and the Guarantors;

(xx) intellectual property;

(xxi) commercial tort claims;

(xxii) general intangibles;

(xxiii) deposit accounts;

(xxiv) money;

(xxv) supporting obligations;

(xxvi) books and records;

(xxvii) real property;

(xxviii) to the extent not covered by clauses (i) through (xiv) above, choses in action and all other personal property of the Borrower and each Guarantor, whether tangible or intangible;

(xxix) proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Borrower or any Guarantor from time to time with respect to any of the foregoing;

(xxx) Hedging Agreements and Hedging Transactions;

(xxxi) As-Extracted Collateral;

(xxxii) Oil and Gas Properties; and

(xxxiii) all other existing and future tangible and intangible assets of the Borrower or any Guarantor.

Notwithstanding the foregoing, the Collateral will not include any of the following assets or property (collectively, the “Excluded Assets”):

(xxxiv) any asset or property right of the Borrower or any Guarantor of any nature:

(a) if the grant of a security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of such asset or property right of the Borrower or any Guarantor or loss of use of such asset or property right or (ii) a breach, termination or default under any lease, license, contract or agreement to which the Borrower or such Guarantor is party (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including the United States Bankruptcy Code)); and

(b) to the extent that any applicable Law prohibits the creation of a security interest thereon (other than to the extent that any such Law would be rendered ineffective pursuant to any other applicable Law);

provided, however, that such lease, license, contract, property rights or other agreement will cease to be an Excluded Asset immediately and automatically at such time as the condition causing such abandonment, invalidation, unenforceability or prohibition is remedied or otherwise becomes ineffective and, to the extent severable, any portion of such lease, license, contract, property rights or other agreement that does not result in any of the consequences specified in clauses (a) and (b) above will not be an Excluded Asset; and

(xxxv) deposit and securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the IRS or state or local government agencies within the following two months with respect to employees of the Borrower or any of the Guarantors, (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of the Borrower or any Guarantor, and (c) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts and payroll accounts.

“Collateral Agent” means Independent Bank, in its capacity as contractual representative for itself and, for so long as any Swap Counterparty remains a party to the Hedge Intercreditor Agreement and entitled to the benefits conferred thereby, such Swap Counterparty or Counterparties.

“Commitment” means the obligation of the Lender to make Loans to and issue letters of credit for the account of the Borrower hereunder, subject to the terms hereof, up to the lesser of the face amount of the Note or the Borrowing Base as in effect from time to time.  The outstanding principal of the Note plus the Letter of Credit Exposure shall not exceed at any time the lesser of (a) the face amount of the Note or (b) the Borrowing Base as in effect from time to time.

“Commodity Hedging Transaction” means any swap transaction, cap, floor, collar, exchange transaction, forward transaction, or other exchange or protection transaction relating to hydrocarbons or any option with respect to any such transaction, including derivative financial instruments.

“Compliance Certificate” means a certificate, substantially in the form attached hereto entitled “Form of Compliance Certificate”, executed by a Responsible Representative and furnished to the Lender from time to time in accordance with Section 7.2.1.

“Consolidated Current Assets” means the current assets of the Borrower and its consolidated subsidiaries determined in accordance with GAAP (but excluding the amount of  any non-cash items as a result of the application of ASC 410 and 815, as amended) plus the Unused Available Commitment.

“Consolidated Current Liabilities” means the current liabilities of the Borrower and its consolidated subsidiaries determined in accordance with GAAP (but excluding the amount of any liabilities respecting any non-cash items as a result of the application of ASC 410 and 815, as amended), exclusive of the current portion of the Note.

“Consolidated Depreciation, Depletion and Amortization Expense” means, for any period, the depreciation, depletion, and amortization expense of the Borrower and its consolidated subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDAX” means, for any period, Consolidated Net Income for such period, adjusted by:

(x) adding thereto, in each case without duplication and only to the extent (and in the same proportion) deducted in determining Consolidated Net Income:

(a)           Consolidated Interest Expense for such period,

(b)           Consolidated Tax Expense for such period,

(c)           Consolidated Depreciation, Depletion and Amortization Expense for such period, and

(d)           the aggregate amount of all other non-cash charges (including, if other than GAAP rules are being applied, intangible drilling and completion costs and losses from the sales of assets) and “other expenses” reducing Consolidated Net Income for such period, including, without limitation, non-cash charges attributable to the application of ASC 410 and 815; and

(y)           subtracting therefrom, in each case without duplication and only to the extent (and in the same proportion) included in determining Consolidated Net Income, the aggregate amount of all non-cash items (including gains from the sales of assets and non-cash gains attributable to the application of ASC 410 and 815) and “other income” increasing Consolidated Net Income for such period.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Borrower and its consolidated subsidiaries for such period determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income of the Borrower and its consolidated subsidiaries (excluding to the extent included in net income, extraordinary gains and extraordinary losses) for such period determined in accordance with GAAP.

“Consolidated Tax Expense” means, for any period, the tax expense of the Borrower and its consolidated subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation”.  See Guarantee.

“Control,” “Controlling” and “Controlled by” mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.

“CT”, with respect to any stated time of day, means such time of day generally in effect in the Central Time Zone as in effect in the State of Texas.

“Debt” or “Indebtedness” of any Person means at any date, without duplication:

(xxxvi) all obligations of such Person for money borrowed, including (a) the obligations of such Person for money borrowed by a partnership of which such Person is a general partner, (b) obligations, whether or not assumed, which are secured in whole or in part by the Property of such Person or payable out of the proceeds or production from Property of such Person, and (c) any obligations of such Person in respect of letters of credit and repurchase agreements;

(xxxvii) all obligations of such Person evidenced by notes, debentures, bonds or similar instruments;

(xxxviii) all obligations of such Person to pay the deferred purchase price of Property or services (except trade accounts arising in the ordinary course of business if interest is not paid or accrued thereon);

(xxxix) all Capitalized Lease Obligations of such Person;

(xl) all liabilities which in accordance with applicable accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet;

(xli) all obligations of such Person under Hedging Agreements and Hedging Transactions;

(xlii) all Guarantees by such Person;

(xliii) all Off-Balance Sheet Debt; and

(xliv) all Disqualified Stock.

“Default” means the occurrence of an Event of Default or any event which with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum interest rate equal to five percent (5.00%) plus the Floating Rate from time to time in effect, but in no event exceeding the Highest Lawful Rate.

“Discretionary Determination” has the meaning given such term in Section 2.8.1.

“Disqualified Stock” means any Capital Stock or other Securities issued by the Borrower or any of its Subsidiaries that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the occurrence or happening of any event or circumstance, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date, or (b) requires the declaration or payment of any dividend or other distribution on or prior to the date that is 91 days after the Final Maturity Date, in each case unless the consideration paid and payable upon such maturity or redemption (in the case of clause (a) preceding) or as a result of such dividend or other distribution (in the case of clause (b) preceding) is payable and paid solely in Capital Stock or other Securities of the issuer which is not Disqualified Stock.

“Distributions” means dividends, distributions or other payments to Persons on account of their being the holders of Capital Stock or other Equity Interests in the Borrower.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Entity Guarantor” means a Guarantor that is not a natural person.

“Environmental Complaint” means any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower or any Guarantor, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or any Guarantor or the business conducted thereon.

“Environmental Law” means (a) the following federal laws as they may be cited, referenced, and amended from time to time:  the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower or any Guarantor is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or Release of Hazardous Substances.

“Environmental Liability”  means any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.

“Environmental Lien” means a Lien in favor of a Tribunal or other Person (i) for any liability under an Environmental Law or (ii) for damages arising from or costs incurred by such Tribunal or other Person in response to a release or threatened release of Hazardous Substances into the environment.

“Equity Interest” means, with respect to any Person, an ownership and other equity interest, including Capital Stock and other Securities, in such Person and rights to convert into an ownership or other equity interest, including Capital Stock and other Securities, in such Person or to otherwise acquire an ownership or other equity interest, including Capital Stock and other Securities, in such Person and ownership of or rights to share in the revenues or profits of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all presently effective and future regulations issued pursuant thereto.

“Event of Default” has the meaning given such term in Section 8.1 hereof.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Second Lien Debt” has the meaning given such term in Section 6.25.2.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free-market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.  Fair Market Value of an asset or property in excess of $50,000 shall be determined by the Board of Directors of the Borrower acting in good faith, in which event it shall be evidenced by a resolution of the Board of Directors, and any lesser Fair Market Value shall be determined by an officer of the Borrower acting in good faith.

“Final Maturity Date” or “Final Maturity” means June 1, 2016, or such earlier date on which the payment of the Note is accelerated.

“First Lien Obligations” means the Obligations and the Swap Obligations.

“Floating Rate” means for any day a per annum interest rate equal to the higher of (i) the sum of zero percent (0.00%) plus the WSJ Rate from time to time in effect or (ii) four percent (4.00%).

“Funded Debt” means the obligations of the Borrower and its consolidated subsidiaries described in clauses (i) and (ii) of the definition of Debt.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof.  Any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of such Boards) in order to continue as a generally accepted accounting principle or practice may be so changed.  In the event of a change in GAAP, the Loan Documents shall continue to be construed in accordance with GAAP as in existence on the date hereof.

“Governmental Authority” means any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” or “Contingent Obligation” by or of any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations of any other Person (for purposes of this definition, a “primary obligation”) and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) any primary obligation or any Property constituting direct or indirect security therefor (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to make reimbursement in connection with any letter of credit or to maintain financial statement conditions, by comfort letter or other similar undertaking of support or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of any primary obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part) with the amount of any Guarantee or Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or Contingent Obligation is incurred or, if not stated or determinable, the maximum primary obligation which could reasonably be anticipated to arise in respect thereof.  The term Guarantee (or Contingent Obligation) includes the pledging or other encumbrance of assets by a Person to secure the obligations of another Person and restrictions or limitations on a Person or its assets agreed to in connection with the obligations of another Person, but does not include endorsements for collection or deposit in the ordinary course of business; and “Guaranteed” by a Person or “incurring a Contingent Obligation” or words of similar import shall mean the act or condition of providing a Guarantee by such Person or such Person becoming contingently obligated or permitting a Guarantee or Contingent Obligation of such Person to exist or come into existence.

“Guarantor” means at any time any Person who has executed or does execute a Guaranty, which is in effect at such time.

“Guaranty” means the guaranty of a Person guarantying all or a portion of the Obligations, in form and substance satisfactory to the Lender and such Person.

“Hazardous Substance” means flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws.

“Hedge Intercreditor Agreement” means each intercreditor agreement among the Borrower, one or more Approved Swap Counterparties and Independent Bank, as contractual collateral representative for itself and such Approved Swap Counterparties, as amended and in effect from time to time.

 “Hedge Termination Value” means, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) preceding, the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined by the counterparties to such Hedging Transactions.

 “Hedging Agreement” means any International Swap Dealers Association, Inc. Master Agreement or other agreement and all schedules and exhibits attached thereto and incorporated therein that set forth set forth one or more Hedging Transactions or the general terms upon which a Person may enter into one or more Hedging Transactions.

“Hedging Transaction” means a Commodity Hedging Transaction or a Rate Management Transaction or any other transaction with respect to any swap, forward, future or derivative transaction or option or similar transaction, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Highest Lawful Rate” means the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by the Lender under applicable Laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such Laws are presently in effect or, to the extent allowed by applicable Law, as such Laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such Laws now allow.  To the extent the Laws of the State of Texas are applicable for the purpose of determining the Highest Lawful Rate, such term shall mean the weekly ceiling from time to time in effect as referred to and defined in Chapter 303 of the Finance Code of Texas, as amended.  The determination of the Highest Lawful Rate shall, to the extent required by applicable Law, take into account as interest paid, taken, received, charged, reserved or contracted for any and all relevant payments or charges under the Loan Documents.

“Indebtedness”.  See Debt.

“Indemnified Party” means (i) the Lender and each of its shareholders, officers, directors, employees, agents, attorneys-in-fact, and Affiliates and (ii) each trustee for the benefit of the Lender under any Security Document.

“Independent Bank” or “INB” means Independent Bank, a Texas banking association.

“Insolvency Proceeding” of any Person means any application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of such Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar Law of the United States, the State of Texas, or any other jurisdiction.

“Interest Expense” means with respect to any fiscal quarter of the Borrower, the actual interest payments on the Note and other Debt of the Borrower and its consolidated subsidiaries during such quarter.

“Interest Payment Date” means the first day of each month commencing with July 1, 2013, and upon maturity of the Note (whether stated or upon acceleration).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person, the contribution of capital to any other Person, or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or capital contribution; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods or services sold or provided by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other Contingent Obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Law” mean at any time with respect to any Person or its Property, any statute, law, executive order, treaty, ordinance, order, writ, injunction, judgment, ruling, decree, regulation, or determination of an arbitrator, court or other Governmental Authority, existing at such time which are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Lender” means Independent Bank, a Texas banking association, and its successors and assigns.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Application” shall mean the standard letter of credit application employed by the Lender from time to time in connection with letters of credit, completed by the Borrower as the “applicant” thereunder.

“Letter of Credit Exposure” shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time.

“Letter of Credit Reimbursement Obligation” means the obligation of the Borrower to pay to the Lender, or reimburse the Lender for, any amounts payable, paid, or incurred by the Lender with respect to Letters of Credit.

“Lien” means, as to any Property of any Person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, or security interest in, on or of such Property, or any other charge or encumbrance on any such asset to secure Debt or liabilities, but excluding any right to netting or setoff, (b) the interest of a vendor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, (c) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities and (d) the signing or filing of a financing statement which names the Person as debtor, or the signing of any security agreement authorizing any other Person as the secured party thereunder to file any financing statement which names such Person as debtor.

“Limitation Period” means any period while any amount remains owing on the Note that interest on such amount, calculated at the applicable interest rate (plus any fees or other sums payable to the Lender under any Loan Document and deemed to be interest under applicable Law) would exceed the amount of interest which would accrue at the Highest Lawful Rate.

“Loan” or “Advance” means a loan or advance made (or deemed made in connection with payment by the Lender on a Letter of Credit) or to be made by the Lender pursuant to this Agreement, or the aggregate outstanding amount of all such loans or advances, as the context may require.

“Loan Documents” shall mean this Agreement, the Note, the Letter of Credit Applications, the Security Documents, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Note, the Letter of Credit Applications, or the Security Documents, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect (exclusive of term sheets and commitment letters).

“Loan Party” means each of the Borrower and the Guarantors.

“Margin Regulations” means Regulations T, U and X of the Board of Governors, as in effect from time to time.

“Material Adverse Effect” shall mean (i) for any Loan Party, any adverse effect on the business, operations, Properties, results of operations or condition (financial or otherwise) of such Loan Party, (ii) for any Loan Party, any adverse effect upon the business operations, Properties, results of operations or condition (financial or otherwise) of such Loan Party which increases the risk that any of the Debt of such Loan Party will not be repaid as and when due, (iii) any adverse effect upon any Collateral or (iv) any adverse effect on the priority or enforceability of the Liens securing the Note; but, with respect to any of the circumstances described in clauses (i), (ii) and (iii) preceding, only if the adverse effect could reasonably be anticipated to involve damage, loss or Debt of $50,000 or more.

“Material Agreement” means, with respect to any Person, any written or oral agreement, contract, commitment, or understanding to which such Person is a party, by which such Person is directly or indirectly bound, or to which any Property of such Person may be subject, which is not cancelable by such Person upon notice of 90 days or less without (i) liability for further payment in excess of $50,000 or (ii) forfeiture of Property having an aggregate value in excess of $50,000.

“Material Debt” means, as to any Person, Debt (other than, with respect to the Borrower, the Note and Letter of Credit Reimbursement Obligation, but including Hedging Transactions) of such Person in the principal amount aggregating in excess of $50,000.  For purposes of determining Material Debt, the “principal amount” of the obligations of such Person in respect of any Hedging Transaction at any time shall be the Hedge Termination Value.

“Mortgages” mean deeds of trust, mortgages, assignments of production, collateral mortgages, and acts of pledge (and security agreements included therein) in form and substance reasonably acceptable to the Lender covering Oil and Gas Properties and the personalty located thereon or primarily associated therewith, executed or to be executed by the appropriate Person as security for the Obligations and other indebtedness described therein.

“Note” means a promissory note issued pursuant hereto, in substantially the form attached hereto entitled “Form of Promissory Note”, duly executed by the Borrower and payable to the order of the Lender, including any amendment, modification, renewal or replacement of such promissory note, which Note shall be in the amount of $100,000,000.

“Notice of Borrowing” means the notice referred to in Section 2.2, which shall be substantially in the form of the attachment hereto entitled “Form of Notice of Borrowing,” plus any applicable attachments.

“Obligated Parties” mean the Borrower and any other Persons, including the Guarantors, from time to time obligated by Guarantee or otherwise to pay all or any portion of the Obligations.

“Obligations” shall mean, without duplication, (i) all Debt evidenced by the Note, (ii) the Letter of Credit Reimbursement Obligations, (iii) the Letter of Credit Exposure, (iv) the obligation of the Borrower for the payment of the fees, late charges and prepayment charges, if any, payable hereunder or under the other Loan Documents, (v) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document or the Intercreditor Agreement, including the reimbursement of attorneys’ fees incurred by the Lender from time to time in connection with waivers and amendments to or enforcement of the Loan Documents or the Intercreditor Agreement, (vi) all obligations, liabilities and indebtedness of the Borrower to the Lender in respect of Hedging Transactions, whether due or to become due, actual or contingent, now existing or hereafter arising or incurred under, arising out of or in connection with any Hedging Agreement, including all early termination or settlement amounts, other transaction payments, costs, expenses (including attorneys’ fees) and interest thereon, and (vii) all other obligations and liabilities of the Borrower to Lender, now existing or hereafter incurred; and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor Governmental Authority.

“Off-Balance Sheet Debt” means, with respect to a Person, (a) any repurchase indebtedness, liability or obligation of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation of such Person under any sale and leaseback transaction which is not a Capitalized Lease Obligation, (c) any indebtedness, liability or obligation of such Person under any synthetic, off-balance sheet or tax retention lease, or (d) any indebtedness, liability or obligation of such Person arising with respect to any other transaction, or agreement for the use or possession of any Property, which is the functional equivalent, or takes the place, of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Oil and Gas Properties” means fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

“Organizational Documents” means, as to any Person, the articles of incorporation, articles of limited partnership, articles of formation or similar organizational documents, as applicable, of such Person.

“Participant” has the meaning given such term in Section 11.2.

“Permitted Business Investments” means Investments made in the ordinary course of and of a nature that is customary in the Oil and Gas Business for the purpose of sharing risks or costs or  complying with regulatory requirements regarding local ownership including:

(xlv) the entry into agreements regarding the ownership of gathering, transportation, processing, storage or related systems and the disposal of salt water that, in any of the foregoing, do not cause a violation of Section 7.12; and

(xlvi) the entry into operating agreements, processing agreements, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related hydrocarbons, unitization agreements, pooling arrangements, joint bidding agreements, service contracts that, in any of the foregoing, do not cause a violation of Section 7.12, excluding, however, Investments in any Person other than Subsidiaries that are Guarantors.

“Permitted Indebtedness” means (i) the Obligations, (ii) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 90 days beyond the invoice date therefor or are being contested in good faith and as to which a proper reserve has been made and on which interest charges are not paid or accrued, (iii) Debt arising under Acceptable Hedging Transactions and under the Hedging Agreement(s) governing such Acceptable Hedging Transactions (but only to the extent such Debt arises in connection with Acceptable Hedging Transactions) and (iv) Debt to the Second Lien Claimholders permitted by the Second Lien Intercreditor Agreement.

“Permitted Investments” means:

(xlvii) any Investment in the Borrower;

(xlviii) any Investment in Cash Equivalents;

(xlix) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(l) any Investments received (A) in compromise of obligations with respect to trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) in compromise of obligations relating to or in resolution of litigation, arbitration or other disputes with Persons that are not Affiliates;

(li) Investments received in satisfaction of judgments, foreclosure of Liens or settlement of Debt;

(lii) Acceptable Hedging Transactions;

(liii) Permitted Business Investments;

(liv) Investments in accounts receivable, prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties and endorsements for collection or deposit arising in the ordinary course of business and not for speculative purposes;

(lv) advances, deposits and prepayments for purchases of any assets; and

(lvi) relocation allowances for, and loans or advances to, employees of the Borrower in the ordinary course of business for bona fide business purposes of the Borrower and its Subsidiaries (including travel, entertainment and relocation expenses) in the aggregate amount outstanding for all of the foregoing at any one time of not more than $50,000.

In connection with any Property contributed or transferred to any Person as an Investment, such Property shall be equal to the Fair Market Value at the time of the Investment, without regard to subsequent changes in value.  With respect to any Investment, the Borrower may, in its sole discretion, allocate or reallocate all or any portion of any Investment to one or more applicable clauses above so that the entire Investment is a Permitted Investment.

“Permitted Liens” means, with respect to any Property, each of the following:

(lvii) Liens securing the Obligations;

(lviii) the following, if the validity and amount thereof are being contested in good faith and by appropriate legal proceedings and so long as (a) levy and execution thereon have been stayed and continue to be stayed, (b) they do not in the aggregate materially detract from or threaten the value of such Property, or materially impair the use thereof in the operation of the  business of the owner of such Property, and (c) a reserve therefor, if appropriate, has been established: claims and Liens for Taxes due and payable; claims and Liens upon and defects of title to real and personal property; claims and Liens of landlords, repairmen, mechanics, materialmen, warehousemen, or carriers, or similar Liens; and adverse judgments on appeal;

(lix) Liens for Taxes not past due;

(lx) landlords’, carriers’, warehousemen’s, repairmen’s, mechanics’ and materialmen’s Liens for services or materials (or other like Liens that do not secure Debt) for which payment is not past due;

(lxi) operators’ Liens incurred pursuant to oil and gas joint operating agreements entered into by the owner of such Property in the ordinary course of business which secure obligations not past due;

(lxii) Liens in favor of the lessor on the Property being leased under any Capitalized Lease permitted hereunder;

(lxiii) minor defects in title to an Oil and Gas Property not in any case materially detracting from the value of such Property;

(lxiv) Liens that are permitted by a Hedge Intercreditor Agreement that secure the payment of obligations relating to Acceptable Commodity Hedging Transactions; and

(lxv) Liens securing the Second Lien Obligations to the extent permitted by, and subject to the terms and conditions of, the Second Lien Intercreditor Agreement (including the condition that all such Liens securing the Second Lien Obligations are junior and subordinated to the Liens securing the First Lien Obligations);

provided, that Liens described in clauses (ii) through (vi) shall remain Permitted Liens only for so long as no action to enforce any of such Liens has been commenced and; provided, further, no intention to subordinate the first priority Liens granted to secure the Obligations is hereby implied or expressed or is to be inferred by the permitted existence of such Permitted Liens.

“Permitted Loans and Investments” means (i) loans by the Borrower to or Investments by the Borrower in any Person not exceeding in the aggregate outstanding at any time for all such Persons the amount of $50,000 and not otherwise permitted under this Agreement and (ii) Permitted Investments.

“Person” means a natural person, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust or any other entity or organization including a government or political subdivision or any governmental agency or instrumentality thereof.

“Plan” means any employee benefit plan which is covered by Title IV of ERISA.

“Property”, “property” or “asset” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“PW Value” means with respect to any Oil and Gas Property, the net present value of the oil and gas to be produced from those categories of reserves designated by the Lender of such Oil and Gas Property, calculated using a discount rate of nine percent (9.00%) per annum and estimates of reserves, prices, production rates and costs reasonably acceptable to the Lender as a senior secured lender.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Regulatory Documents” means, as to any Person, the bylaws, limited partnership agreement, regulations, company agreement, operating agreement or similar regulatory documents, as applicable, governing the internal affairs of such Person.

“Release of Hazardous Substances” means any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower or any Guarantor, with respect to which the Borrower or any Guarantor is legally obligated to respond under applicable Environmental Laws, by notifying the relevant Governmental Authority, investigating or undertaking corrective action.

“Representative’s Certificate” means a certificate signed by a Responsible Representative.

“Requirement of Law” means, as to any Person, its Organizational Documents, its Regulatory Documents, and all applicable Laws.

“Responsible Representative” means, Michael J. Pawelek, Chief Executive Officer of the Borrower.

“Restricted Payment” means the occurrence of any of the following:

(lxvi) any withdrawal from the Borrower or any Entity Guarantor of cash or other Property by any owner of an Equity Interest in the Borrower or any such Guarantor or the declaration or payment of any dividend on, or the incurrence of any liability to make, or the making of, any other payment or distribution in respect of, any Equity Interests in the Borrower or any Entity Guarantor without the prior written consent of the Lender;

(lxvii) any payment or distribution on account of the purchase, redemption or other retirement of any Equity Interests in the Borrower or any Entity Guarantor, or of any warrant, option or other right to acquire such Equity Interests, or any other payment or distribution made in respect thereof, either directly or indirectly; or

(lxviii) the repayment by the Borrower or any Entity Guarantor of any Debt owed to an Affiliate (other than repayments to the Borrower), except as specifically permitted by the Loan Documents.

“Revolving Credit Period” means the period commencing on the Closing Date and ending on the Final Maturity Date.

“Scheduled Determination” has the meaning given such term in Section 2.8.1.

“Second Lien Intercreditor Agreement” means an intercreditor agreement entered into subsequent to the Closing Date by and among Independent Bank, acting as contractual representative for itself and the Approved Swap Counterparties, and the Second Lien Lender, which agreement will set forth such parties’ respective rights and remedies with respect to the Collateral and certain other matters, as the same may be amended, supplemented, restated or modified from time to time.

“Second Lien Claimholders” has the meaning given such term in the Second Lien Intercreditor Agreement.

“Second Lien Documents” or “Second Lien Loan Documents” has the meaning given such term in the Second Lien Intercreditor Agreement.

“Second Lien Lender” means SOSventures, and its successors and permitted assigns.

“Second Lien Note” means any revolving promissory note issued by the Borrower pursuant to the Second Lien Documents.

“Second Lien Obligations” means all amounts now or hereafter owed to the Second Lien Lender.

“Security” means any stock, share, voting trust certificate, limited or general partnership interest, member interest, bond debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instrument commonly known as a “security” or any certificate of interest, share or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing.

“Security Documents” means the security instruments executed and delivered in satisfaction of the condition set forth in Section 5.2.3, and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

“SOSventures” means SOSventures, LLC, a Delaware limited liability company, and its successors and permitted assigns.

“Subsidiary” means for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person.  The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on).

“Swap Counterparty” means the Approved Swap Counterparty.

“Swap Counterparty Master Agreement” means any International Swap Dealers Association, Inc. Master Agreement which sets forth the terms under which the Borrower may enter into one or more Hedging Transactions with an Approved Swap Counterparty.

“Swap Obligations” has the meaning given such term in any effective Hedge Intercreditor Agreement.

“Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Tribunal.

“Transferee” means any Person to which the Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized hereunder and including any Participants, and any Person acquiring, by purchase, assignment, transfer (including transfers by operation of law), or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

“Tribunal” means any court, tribunal, governmental body, agency, arbitration panel, or instrumentality.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

“Unused Available Commitment” means, at any time, an amount (not less than zero) equal to the remainder, if any, of the (a) Available Commitment for the Lender in effect at such time minus (b) the outstanding principal amount owed to the Lender under the Note at such time minus (c) the Letter of Credit Exposure at such time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“WSJ Rate” means, on any day, the greater of (i) the U.S. prime rate as published in The Wall Street Journal’s Money Rates table for such day or (ii) four percent (4.00%).  If multiple prime rates are quoted in such table, then the highest U.S. prime rate quoted therein shall be the prime rate under clause (i) above.  In the event that a U.S. prime rate is not published in The Wall Street Journal’s Money Rates table for any reason or The Wall Street Journal is not published that day in the United States of America for general distribution, the Lender will choose a substitute U.S. prime rate, for purposes of calculating the interest rate applicable hereunder, which is based on comparable information, until such time as a U.S. prime rate is published in The Wall Street Journal’s Money Rates table.  Each change in the WSJ Rate shall become effective without notice to the Borrower on the effective date of each such change.

1.2. Accounting Terms and Determinations; Changes in Accounting.

1.2.1. Unless otherwise specified herein, all accounting terms used herein and all references to accounting matters shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the independent public accountants and with respect to which the Borrower shall have promptly notified the Lender on becoming aware thereof) with the most recent financial statements of the Borrower delivered to the Lender.  Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.  Changes in the application of accounting principles which do not have a material impact on calculating the financial covenants herein shall be deemed comparable in all material respects to accounting principles applied in a preceding period.

1.2.2. The Borrower will not change its method of accounting, other than immaterial changes in methods, changes permitted by applicable accounting principles and changes required by a change in applicable accounting principles, without the prior written consent of the Lender, which consent shall not be unreasonably withheld.  To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, neither the Borrower nor any of its Subsidiaries will change the manner in which either the last day of its fiscal year or the last day of the first three fiscal quarters of its fiscal years is calculated without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

1.2.3. The fiscal year of the Borrower shall end on December 31 of such year.

1.3. References.  References in this Agreement to Exhibits, Schedules, Annexes, Appendixes, Attachments, Articles, Sections, Recitals or clauses shall be to exhibits, schedules, annexes, appendixes, attachments, articles, sections, recitals or clauses of this Agreement, unless expressly stated to the contrary.  References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Schedule, Annex, Appendix, Attachment, Article, or Section in which such reference appears.  Exhibits and Schedules to any Loan Document shall be deemed incorporated by reference in such Loan Document.  References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof.  This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.  The phrases “this Section” and “this clause” and similar phrases refer only to the sections or clauses hereof in which such phrases occur.  Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular.  Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.  Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) shall mean “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America.  The Exhibits, Schedules, Annexes, Appendixes and Attachments attached to this Agreement and items referenced as being attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.  Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to.  References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form.  References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  References in this Agreement to Persons include their respective successors and permitted assigns.  References in this Agreement, the other Loan Documents and the Intercreditor Agreement to “reasonable”, “reasonably” and words of similar import when applied to any request or demand which the Lender is permitted to make hereunder, under any other Loan Document or the Intercreditor Agreement or as applied to a determination of the reasonableness of the amount or the incurrence of any expense shall be interpreted and construed from the perspective of a lender in a senior credit facility where such lender is regulated by various governmental agencies, seeks a high level of assurance regarding the operations, collateral position, condition (financial or otherwise) and Properties of the Borrower and other Persons Guaranteeing or otherwise connected to such facility and seeks a high level of assurance and advice regarding its rights and duties under the Loan Documents and the Intercreditor Agreement, and the Borrower and any other Person Guaranteeing or otherwise connected to such facility shall comply with such request or demand or accept such determination unless the Borrower or such other Person proves that such request, demand or determination is or was unreasonable.

1.4. Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this Section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

1.5. Joint Preparation; Construction of Indemnities and Releases.  This Agreement, the other Loan Documents and the Intercreditor Agreement have been reviewed and negotiated by sophisticated parties with access to legal counsel, and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document or the Intercreditor Agreement to be construed against any party because of its role in drafting such Loan Document or the Intercreditor Agreement.  All indemnification and release of liability provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or releases of liability.

1.6. Time References.  Unless otherwise indicated, all references to a time of day refer to the time of day in the Central Time Zone for such day, as generally in effect in the state of Texas.

ARTICLE II

TERMS OF FACILITIES

2.1. Reducing Revolving Line of Credit and Letter of Credit Facilities.

2.1.1. During the Revolving Credit Period, and if no Default exists, the Lender agrees, subject to the other terms and conditions of this Agreement, to make Advances to the Borrower from time to time in amounts not to exceed, in the aggregate at any one time outstanding, the Available Commitment as in effect from time to time.

2.1.2. The Lender shall not be obligated to lend to the Borrower, and the Borrower shall not be entitled to borrow hereunder, any amount which would cause the sum of the outstanding principal of the Note plus the Letter of Credit Exposure, to exceed the Available Commitment.

2.1.3. Upon the terms and conditions and relying on the representations and warranties contained in this Agreement,

(i) the Lender, agrees, from the date of this Agreement until the date which is 30 days prior to the Final Maturity Date, and if no Default exists, to issue standby letters of credit hereunder for the account of the Borrower, and to renew and extend standby Letters of Credit.

(ii) letters of credit shall be issued hereunder and Letters of Credit shall be renewed or extended from time to time on any Business Day designated by the Borrower following the receipt by the Lender of the written (or oral, confirmed promptly in writing) request by a Responsible Representative of the Borrower therefor and, if for the issuance of a new letter of credit hereunder, a Letter of Credit Application; provided, however, that

(a) the expiry date of such requested letter of credit cannot be later than the earlier of (1) 365 days from the date of issuance, unless automatically renewable by its terms, or, if issued in favor of the Texas Railroad Commission, 15 months following the date of issuance, (2) the last date before which the Borrowing Base is scheduled to reduce to an amount less than the sum of the maximum drawable amount of the requested letter of credit plus the undrawn amount of all outstanding Letters of Credit which, by their terms, might be outstanding on such reduction date or (3) 30 days prior to the Final Maturity Date;

(b) the outstanding principal of the Note plus the Letter of Credit Exposure shall not exceed at any time the Available Commitment;

(c) the Letter of Credit Exposure shall not exceed at any time $2,000,000;

(d) with the exception of standby letters of credit to support plugging bond obligations of the Borrower (for which there shall be no minimum dollar amount or maximum number of such letters of credit), no letter of credit shall be issued hereunder in an amount less than $50,000; and

(e) the Lender shall not be obligated to issue a letter of credit pursuant hereto or to renew or extend a Letter of Credit, and the Borrower shall not be entitled to have a letter of credit issued pursuant hereto or to have a Letter of Credit renewed or extended, if the issuance of the requested letter of credit or the renewal or extension of an existing Letter of Credit would cause, after taking into account the mandatory reductions in the Borrowing Base required during the proposed term of such requested letter of credit or existing Letters of Credit, the sum of the undrawn amount of all Letters of Credit plus the outstanding principal of the Note, to exceed the Available Commitment.

(iii) except as otherwise permitted by clause (ii)(d) above, the Lender shall have no obligation to issue a letter of credit hereunder if as a result thereof, there would be outstanding more than five standby Letters of Credit under clause (i) above.

2.2. Method of Borrowing and Obtaining Letters of Credit.

2.2.1. The Borrower shall give the Lender an irrevocable Notice of Borrowing not later than 12:00 p.m. CT, on the date of such proposed Advance.  Each Notice of Borrowing shall specify each of the following and shall include each of the attachments and other items specified therein:

(i) the Borrowing Date, which shall be a Business Day, of such requested Advance.

(ii) the aggregate amount of such requested Advance.

Each Notice of Borrowing shall constitute a representation by the Borrower that (a) the amount of the requested Advance shall not cause the outstanding principal of the Note plus the Letter of Credit Exposure to exceed the Available Commitment and (b) no Default is in existence at the time of delivery to the Lender of such Notice of Borrowing.

2.2.2. A Notice of Borrowing shall not be revocable by the Borrower without the written consent of the Lender.

2.2.3. The Lender shall make each Advance to be made hereunder on the proposed Borrowing Date thereof by crediting the amount of such Loan to an account of the Borrower maintained at the Lender.  Nothing herein shall be deemed to obligate the Lender to obtain the funds for its Loans in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for the Loans in any particular place or manner.

2.2.4. The Borrower shall give the Lender an irrevocable request for a letter of credit prior to 12:00 p.m. CT at least three Business Days before each such requested letter of credit under Section 2.1, by completing and delivering an irrevocable Notice of Borrowing together with a completed and executed Letter of Credit Application.  The Letter of Credit Application must be completed in a manner and shall use such wording as is acceptable to the Lender.

2.2.5. Upon receipt of the Letter of Credit Application, the Lender shall issue such letter of credit if the conditions of Section 2.1.3, Article V or elsewhere herein have been satisfied.

2.2.6. Subject to the terms hereof, in the event that any beneficiary of a Letter of Credit shall have taken the steps necessary in the sole judgment of the Lender to obligate or permit the Lender to make a payment under such Letter of Credit, the Borrower shall be deemed to have delivered to the Lender a Notice of Borrowing under Section 2.2 for an Advance in the amount of such payment amount, regardless of any limitations or unsatisfied conditions set forth herein or if a Default exists.  The Lender may pay over the proceeds of such Advance to itself as reimbursement for amounts paid by the Lender to the beneficiary under such Letter of Credit.

2.3. Note.

2.3.1. The Loans shall be evidenced by a Note issued by the Borrower, payable to the order of the Lender.

2.3.2. The outstanding principal of the Note reflected by the notations (whether handwritten, electronic or otherwise) by the Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note.

2.3.3. The Lender will record each Advance and the particulars thereof (e.g., date and amount) and each payment of principal or interest made by the Borrower with respect thereto on its books, and may, if the Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule (modified as the Lender shall deem advisable) forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Note.  The Lender is hereby irrevocably authorized by the Borrower so to endorse the Note and to attach to and make a part of the Note a continuation of any such schedule (modified as the Lender shall deem advisable) as and when required.

2.4. Certain Payments and Prepayments of Principal.

2.4.1. If at any time the outstanding principal of the Note outstanding plus the Letter of Credit Exposure exceeds the Borrowing Base then in effect, the Borrower shall  on the day of such occurrence, repay the principal of the Note in an amount equal to such excess, except that if the circumstances described in this Section are the direct result of a decrease of the Borrowing Base under Section 2.8.1 (other than one made in connection with an asset disposition pursuant to Section 7.9.2 or a Hedging Transaction amendment, modification, termination or negation pursuant to Section 7.9.4), then the provisions of Section 2.8.3 shall apply.

2.4.2. In the event that a prepayment of the Note is required under the terms hereof, and the outstanding principal of the Note is less than the amount required to be prepaid, the Borrower shall repay the entire balance of the Note and, in accordance with the provisions of the relevant Letter of Credit Application executed by the Borrower or otherwise to the satisfaction of the Lender, deposit with the Lender as additional collateral securing the Obligations, an amount of immediately available funds equal to the difference of the Letter of Credit Exposure less the Borrowing Base.

2.5. Interest Rates; Payment of Interest.

2.5.1. The unpaid principal of the Note shall bear interest from the date hereof, at a rate per annum equal to the lesser of the (i) the Floating Rate or such higher rate as is specified in Section 3.3 or (ii) the Highest Lawful Rate.

2.5.2. Accrued interest shall be payable in arrears on each Interest Payment Date and on the Final Maturity Date; provided that, interest accrued pursuant to Section 3.3 shall be payable on demand.

2.5.3. Each determination hereunder of interest on the Note and fees hereunder based on per annum calculations shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day), subject to the limitations of the Highest Lawful Rate.  All interest rates applicable hereunder shall be determined by the Lender, and such determinations shall be conclusive absent manifest error, and be binding upon the parties hereto.

2.5.4. Each change in the rate of interest charged hereunder shall become effective automatically and without notice to the Borrower upon the effective date of each change in the Floating Rate or the Highest Lawful Rate, as the case may be.

2.6. Unused Available Commitment Fees; Engineering Fees; Commitment and Facility Fees; Letter of Credit Fees; Authorized Payments by Lender.

2.6.1. The Borrower shall pay to the Lender an unused fee of one-half of one percent (1/2 of 1.00%) per annum, calculated daily on the actual number of days the Commitment is outstanding on the amount of the Unused Available Commitment in effect from time to time, such unused fee to be payable quarterly in arrears on each January 1, April 1, July 1, and October 1 occurring hereafter, and upon termination of the Commitment.

2.6.2. The Borrower shall pay to the Lender on the Closing Date an engineering fee in the amount of the actual fees and expenses actually paid or payable by the Lender to a third-party engineer in connection with an engineering review of the Borrower’s Oil and Gas Properties and, thereafter, shall pay an engineering fee in the amount of the actual fees and expenses of any third-party engineers retained or approved by the Lender to prepare an engineering report, payable at the time of any Scheduled, Discretionary or Borrower Requested Determination of the Borrowing Base referred to in Section 2.8.1 or at the time of a redetermination of the Borrowing Base required under Section 7.9.2.

2.6.3. To compensate the Lender for the costs of the extension of credit hereunder and for the commitment to provide the credit facilities described herein, the Borrower shall pay to the Lender (i) on the Closing Date, a commitment and facility fee in the amount of one percent (1.00%) of the initial Borrowing Base and (ii) thereafter upon each increase in the Borrowing Base pursuant to Section 2.8.1, a fee in the amount of one percent (1.00%) of the amount by which the Borrowing Base is increased over that in effect on the date of determination.

2.6.4. The Borrower shall pay to the Lender at the time of each issuance of a letter of credit hereunder and at the time of each renewal (including extensions) of a Letter of Credit the greater of (i) a letter of credit fee equal to two percent (2.00%) per annum of the face amount of such letter of credit or Letter of Credit, as applicable, for the maximum number of days from such date of issuance or renewal, as applicable, to the expiry date of such letter of credit or Letter of Credit, as applicable, and (ii) $1,000.

2.6.5. The Lender is irrevocably authorized to make Loans under the Note for the payment of the fees and expenses of the Lender required to be paid by the Borrower hereunder.  The Lender may pay over such Loan proceeds to itself or directly to such other Persons entitled to payment hereunder.

2.6.6. To compensate the Lender for the cost of processing waivers, partial releases, modifications, amendments and consents regarding the provisions of this Agreement or the other Loan Documents, the Borrower shall pay to the Lender at the time of granting such waiver, providing such partial release, making such modification, entering into such amendment or granting such consent, the amount of $2,500 plus such additional amounts as the Lender and the Borrower shall agree.

2.7. Termination of Commitment; Maturity of Note; Right of Borrower to Terminate Commitments.

2.7.1. The Commitment shall, subject to the continuing obligation to fund Letters of Credit, terminate on the Final Maturity Date, unless terminated earlier in accordance with the terms hereof.

2.7.2. The Note shall finally mature no later than the Final Maturity Date, and any unpaid principal of the Note and accrued, unpaid interest thereon shall be due and payable on such date.

2.7.3. The Borrower shall have the right upon payment in full of the Obligations, the repayment of all other indebtedness owed or guaranteed by the Borrower to the Lender and the cancellation of all outstanding letters of credit issued for the account of the Borrower or which the Borrower guarantees, to cancel in full (but not in part) the Commitment, with no right of reinstatement.

2.8. Determination of Borrowing Base; Automatic Reductions in Borrowing Base; Borrowing Base Deficiency; Notice of Redeterminations; Requests for Reductions in Borrowing Base.

2.8.1. On the basis of the information furnished to the Lender hereunder and such other reports, appraisals and information as the Lender may reasonably deem appropriate, the Lender shall have the right to determine a new Borrowing Base two times a year, such determinations to occur approximately six months apart prior to the Final Maturity Date or at any time it may elect if a Default has occurred which is continuing (each a “Scheduled Determination”), or at such other or additional times prior to the Final Maturity Date as the Lender in its reasonable discretion may elect (each a “Discretionary Determination”), and the Lender shall determine a new Borrowing Base at the Borrower’s expense at such additional times, but no more often than one time in any 12-month period without the Lender’s written consent, as the Borrower may request in connection with any material change in the value of the Oil and Gas Properties included in the most recent determination of the Borrowing Base (each a “Borrower Requested Determination”).  Such determinations, if made, shall be in accordance with the customary practices and standards of the Lender for loans of a similar nature as in effect at the time such determinations are made (except that the Lender may make adjustments to such determinations based on the practices and standards of any Participant), may be reduced to take into account indebtedness, other than the Note, secured by any Collateral and shall be conclusive as to the Borrower, and any increases in the Borrowing Base shall be subject to the Lender’s complete credit approval process.  There is no duty, implied or explicit, on the Lender to ever increase the Borrowing Base.  In the event that any swap counterparty loses its status as an Approved Swap Counterparty for the purposes of future Hedging Transactions, the Lender shall be entitled in connection with any redetermination of the Borrowing Base to ignore or discount the effect and value of existing Hedging Transactions previously entered into with such swap counterparty.

2.8.2. The Borrowing Base shall be automatically reduced as of the first day of each month, commencing July 1, 2013, and continuing on the first day of each month thereafter until the Final Maturity Date.  Such reductions in the Borrowing Base each month shall be in the amount of $0.00 per month unless redetermined as herein permitted.  At the time of each new Borrowing Base determination under Section 2.8.1, the Lender in its sole discretion may increase the amount of such monthly reductions, and the Lender may decrease the amount of such monthly reductions.  Any decreases in the monthly reductions shall be subject to the Lender’s complete credit approval process.  There is no duty, implied or explicit, on the Lender to ever decrease the amount of the monthly Borrowing Base reduction amounts.

2.8.3. Upon the occurrence of a Borrowing Base Deficiency, the Borrower shall, within 30 days following notice by the Lender of the existence of such Borrowing Base Deficiency, do any one or more of the following in an aggregate amount at least equal to such Borrowing Base Deficiency: (i) prepay the principal of the Note or (ii) cause to be created first and prior perfected Liens (subject only to Permitted Liens) in favor of the Lender, by instruments reasonably satisfactory to the Lender, on producing Oil and Gas Properties (or cash if the circumstances described in Section 2.4.2 are applicable) which in the opinion of the Lender would increase the Borrowing Base by an amount sufficient, in combination with clause (i) preceding, to eliminate such Borrowing Base Deficiency.

2.8.4. Upon each redetermination of the Borrowing Base, the Lender will notify the Borrower of such determination (which notice may be orally communicated to the Borrower and confirmed promptly thereafter in writing if the Borrowing Base is being decreased or the monthly Borrowing Base reduction amount is being increased), and the Borrowing Base and the amount by which the Borrowing Base shall be reduced so communicated to the Borrower shall become effective immediately upon such notification (or such other date as is stated in such notice and regardless of any Notice of Borrowing the Lender might have received) and shall remain in effect until the next subsequent redetermination of the Borrowing Base.  The Lender may condition any increase in the Borrowing Base or decrease in the monthly Borrowing Base reduction amount to the Borrower’s execution and return of the notice given under this Section, which notice may contain and require confirmations by the Borrower and the Guarantors of the Loan Documents or the Intercreditor Agreement or of representations, warranties and covenants contained therein.

2.8.5. The Borrower may at any time by written notice to the Lender request that the Borrowing Base be reduced (with no right of reinstatement) by an amount specified by the Borrower in such reduction notice, and the Borrowing Base shall be deemed so reduced upon receipt by the Lender of such reduction notice. Further, in the event the Borrower is advised of any increase in the Borrowing Base, the Borrower may decline to utilize the increased borrowing availability created thereby and by written notice to the Lender irrevocably refuse to accept all or a portion of such increase, but any such refusal notice received by the Lender more than five Business Days following such increase in the Borrowing Base shall be treated as a Borrowing Base reduction notice under the immediately preceding sentence.

ARTICLE III

GENERAL PROVISIONS

3.1. General Provisions as to Payments and Loans.

3.1.1. All payments of principal and interest on the Note and of fees hereunder shall be made, without setoff, deduction or counterclaim, by 12:00 p.m. CT on the date such payments are due in federal or other funds immediately available at the office of the Lender referred to in Article XII and, if not made by such time or in immediately available funds, then such payment shall be deemed made when such funds are available to the Lender for its full and unrestricted use. Whenever any payment of principal of or interest on the Note or of fees hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. The Lender is hereby authorized upon notice to the Borrower to charge the account of the Borrower maintained with the Lender, for each payment of principal, interest and fees as it becomes due hereunder.

3.1.2. All payments made by the Borrower on the Note shall be made free and clear of, and without reduction by reason of, any Taxes.

3.1.3. All requests for Advances or letters of credit hereunder and renewals (including extensions) of Letters of Credit shall be made on a Business Day.

3.1.4. All Advances shall be made available to the Borrower on a Business Day at the Lender’s address referred to in Article XII; all letters of credit hereunder shall be issued on a Business Day; and all Letters of Credit shall be renewed (including extensions) on a Business Day.

3.1.5. All payments and fundings shall be denominated in Dollars.

3.2. Telephonic Notices; Notification of Interest Rates.

3.2.1. The Borrower hereby authorizes the Lender to extend Advances, to issue letters of credit hereunder, to renew (including extensions) Letters of Credit and to transfer funds based on telephonic, e-mail or other electronic notices made by any Person the Lender in good faith believes to be acting on behalf of the Borrower.  The Borrower agrees to deliver promptly to the Lender a written confirmation, if such confirmation is requested by the Lender, of each telephonic, e-mail or other electronic notices, signed by a Responsible Representative.  If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall be prima facie, but not conclusive, evidence of the matter notwithstanding anything to the contrary in such confirmation.

3.2.2. The Lender will give the Borrower prompt notice of each change in the interest rate applicable to the Loans.

3.3. Default Interest.  Unless waived by the Lender, the principal of the Note shall bear interest at the Default Rate during any time an Event of Default exists and, to the extent not prohibited by Law, overdue interest on the Note shall bear interest at the Default Rate.

3.4. Prepayments Permitted.  The principal of the Note and accrued interest thereon may be prepaid by the Borrower in whole or in part at any time and, except as otherwise specifically provided herein, shall be without premium or penalty.  Prepayments of Advances shall be accompanied by accrued interest to the date of prepayment.

3.5. Limitation Period.  Notwithstanding anything herein or in the Note to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Note shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended.  During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) the amount of all interest and fees otherwise payable to the Lender but for the effect of such Limitation Period.

3.6. LATE CHARGE.  If a payment remains unpaid for a period of 15 days or more from the date such payment is due, the Lender may charge a delinquency charge equal to 5.00% of the amount of such payment, which charge shall be due upon demand.

ARTICLE IV

COLLATERAL

4.1. Security.

4.1.1. The Borrower will cause the appropriate Person to execute and deliver to the Lender each of the following documents and instruments:

(i) Mortgages granting a Lien on all Oil and Gas Properties owned by the Borrower from time to time and each Entity Guarantor from time to time, including those Oil and Gas Properties utilized from time to time in determining the Borrowing Base.

(ii) Guaranties of each Subsidiary of the Borrower, including ImPetro Resources, LLC, and ImPetro Operating, LLC.

(iii) security agreements granting a Lien on all personal Property of the Borrower and each Entity Guarantor.

(iv) waiver of operator’s Lien in favor of the Lender from ImPetro Operating, LLC.

4.1.2. All documents delivered or to be delivered hereunder shall be in form and substance reasonably satisfactory to the Lender and its counsel and shall be supported by such legal opinions as the Lender or its counsel may reasonably request.

4.1.3. All Liens to be created by delivery of the documents referred to in this Section shall be first and prior perfected Liens in favor of the Persons identified therein, subject only to Permitted Liens.

ARTICLE V

CONDITIONS PRECEDENT TO ADVANCES AND LETTERS OF CREDIT

The obligation of the Lender to make an Advance or of the Lender to issue standby letters of credit hereunder or to renew or extend standby Letters of Credit shall be subject to the satisfaction of each of the following conditions:

5.1. All Advances and Letters of Credit.  In the case of each Advance to be made or letter of credit to be issued hereunder or renewals (including extensions) of Letters of Credit (except the initial Advance made hereunder):

5.1.1. timely receipt by the Lender of a Notice of Borrowing and, if applicable, a Letter of Credit Application and other items required to be included therewith;

5.1.2. the fact that, immediately before such requested Advance or letter of credit or requested renewal (including extensions) of a Letter of Credit, no Default shall have occurred and be continuing and that the making of any such Advance, the issuing of such letter of credit or the renewal (including extensions) of such Letter of Credit will not cause a Default;

5.1.3. the fact that each representation and warranty contained in Article VI of this Agreement shall be true in all material respects on and as of the date of such Advance, except to the extent that any such representation specifically makes reference to an earlier date, then such representation will be as of such earlier date;

5.1.4. each request for an Advance, for a letter of credit to be issued hereunder or for the renewal (including extensions) of a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such request, as to the facts specified in Sections 5.1.2 and 5.1.3; and

5.1.5. the fact that each condition specified in Section 5.2 was satisfied at the time of the initial Advance hereunder or has been satisfied subsequent thereto or has been waived in writing by the Lender.

5.2. Initial Advance.  In the case of the initial Advance or Letter of Credit:

5.2.1. receipt by the Lender of each of the following:

(i) copies of the Organizational Documents, and all amendments thereto, of the Borrower and each Entity Guarantor, accompanied by certificates that such copies are correct and complete, one issued by the Secretary of State of the state of incorporation or formation of the Borrower or such Guarantor, as applicable, dated a current date, and one executed by an authorized representative acceptable to the Lender, dated the Closing Date.

(ii) copies of the Regulatory Documents, and all amendments thereto, of the Borrower and each Entity Guarantor, accompanied by certificates of an authorized representative acceptable to the Lender, dated the Closing Date, that such copies are correct and complete.

(iii) certificates of the appropriate Tribunals of each jurisdiction in which the Borrower or any Entity Guarantor has a place of business, the Borrower or such Entity Guarantor was formed or in which any Collateral is located (if the Borrower or such Entity Guarantor is required to qualify to do business in such state), each dated a current date, to the effect that the Borrower or such Entity Guarantor, as applicable, is in good standing with respect to the payment of franchise and/or other Taxes and, if required by Law, are duly qualified to transact business in such jurisdictions.  Any such certificate(s) due from the Texas Comptroller of Public Accounts may be satisfied with a printout of an electronic search of such office’s records which shows that the applicable Person’s status with respect to its right to transact business in Texas is “active.”

(iv) certificates of incumbencies  and signatures of all representatives of the Borrower and each Entity Guarantor who will be authorized to execute or attest any of the Loan Documents or the Intercreditor Agreement on behalf of the Borrower or such Entity Guarantor, as applicable, executed by an authorized representative acceptable to the Lender, dated the Closing Date.

(v) copies of resolutions approving the Loan Documents and the Intercreditor Agreement and authorizing the transactions contemplated herein and therein, duly adopted by an authorized body of the Borrower and each Entity Guarantor, as applicable, accompanied by certificates of an authorized representative acceptable to the Lender that such copies are true and correct copies of resolutions duly adopted at the meeting of, or by the unanimous written consent of, the governing authority of the Borrower or such Entity Guarantor, as applicable, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date.

5.2.2. receipt by the Lender of the duly executed Note, dated the Closing Date.

5.2.3. receipt by the Lender of the documents described in Section 4.1.1, each duly executed and delivered by the appropriate Person.

5.2.4. receipt by the Lender of such title opinions or title data as the Lender may request, in form and substance and from attorneys or other Persons reasonably acceptable to the Lender, covering and confirming title in such portions of the Oil and Gas Properties of the Borrower as the Lender may specify and such other documentation and information required by the Lender to satisfy the Lender of the status of the title of such Oil and Gas Properties.

5.2.5. receipt by the Lender of a certificate of ownership interests in form and substance satisfactory to the Lender, certifying as to the ownership interests of the Oil and Gas Properties included in the determination of the Borrowing Base.

5.2.6. receipt by the Lender of satisfactory evidence that prior Liens, if any, on the Collateral (other than Permitted Liens) are being released concurrently with the Closing.

5.2.7. receipt by the Lender of the opinions of counsel to the Borrower and each Guarantor in form and substance satisfactory to the Lender and its counsel.  The Borrower and each such Guarantor request such counsel to deliver its opinions to the Lender.

5.2.8. receipt by the Lender of the results of searches of the UCC records of the applicable jurisdictions from a source acceptable to the Lender reflecting no Liens against any of the intended Collateral other than Permitted Liens or Liens being released or assigned to the Lender concurrently with the Closing.

5.2.9. receipt by the Lender of certificates of insurance from the insurance companies insuring the Borrower and each Entity Guarantor, confirming insurance for the Borrower and each such Guarantor meeting the standards of Section 7.4.1.

5.2.10. receipt by the Lender of evidence, acceptable to the Lender in its sole and reasonable discretion, that the Debt of the Borrower to the Mutual of Omaha Bank in the approximate principal amount of $10,000,000 is being satisfied in full substantially contemporaneously with the Closing and that all Liens in respect of such Debt or securing the obligations of the Borrower to Cargill, Incorporated are being released substantially contemporaneously with the Closing.

5.2.11. receipt by the Lender of evidence, acceptable to the Lender in its sole and reasonable discretion, that the Existing Second Lien Debt of the Borrower to SOSventures in the approximate principal amount of $0.00 is being satisfied in full substantially contemporaneously with the Closing and that all Liens in respect of such Existing Second Lien Debt are being released substantially contemporaneously with the Closing.

5.2.12. receipt by the Lender of evidence, acceptable to the Lender, that the Existing Second Lien Debt being paid with proceeds of the Loans was incurred as represented in Section 6.25.2.

5.2.13. receipt by the Lender of evidence, acceptable to the Lender, that the Borrower will have Acceptable Commodity Hedging Transactions in place on the Closing Date meeting the following criteria:

Period	Quantity	Minimum Floor Price
July-December 2013	18,500 bbl	$73 / bbl*
January-December 2014	21,500 bbl	$73 / bbl*
January-June 2015	8,500 bbl	$73 / bbl*

*The Acceptable Commodity Hedging Transactions not being novated on the date hereof shall be at the greater of market and $73/bbl.

5.2.14. receipt by the Lender of such additional information and documentation as the Lender may reasonably require relating to the Loan Documents and the transactions contemplated hereby.

5.3. Conditions Precedent for the Benefit of the Lender.  All conditions precedent to the obligations of the Lender to make any Advance or Loan or of the Lender to issue any letter of credit hereunder or of the Lender to renew any Letter of Credit are imposed hereby solely for the benefit of the Lender, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lender will refuse to make any Advance or Loan or of the Lender to refuse to issue any letter of credit or renew or extend any Letter of Credit hereunder or of the Lender to refuse to renew or extend any Letter of Credit in the absence of strict compliance with such conditions precedent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower and, to the extent applicable to any Guarantor, such Guarantor hereby represents and warrants to the Lender as follows with the intention that the Lender shall rely thereon without any investigation or verification by the Lender or its counsel:

6.1. Existence and Power.  The Borrower:

6.1.1. is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.1.2. has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.1.3. is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same.

6.2. Authorization; Contravention.  The execution, delivery and performance by each Person (other than the Lender) purporting to execute this Agreement, the other Loan Documents or the Intercreditor Agreement are within such Person’s power, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official (except that the perfection of Liens created by certain of the Security Documents may require the filing of financing statements or Mortgages in the appropriate recordation offices), and do not contravene, or constitute a default under, any provision of applicable law or regulation (including the Margin Regulations) or any agreement creating or governing such Person or any agreement, judgment, injunction, order, decree or other instrument binding upon such Person or result in the creation or imposition of any Lien on any Property of the Borrower, except Permitted Liens and Liens securing the Obligations.

6.3. Binding Effect.

6.3.1. This Agreement constitutes a valid and binding agreement of the Borrower; the Note, when executed and delivered in accordance with this Agreement, will constitute the valid and binding obligation of the Borrower; the Security Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Person purporting to execute the same.

6.3.2. Each Loan Document and the Intercreditor Agreement is enforceable against each Person (other than the Lender and Approved Swap Counterparties) executing same in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

6.4. Subsidiaries.

6.4.1. The Borrower has no Subsidiaries as of the Closing Date except as disclosed on Exhibit 6.4.1 and, if subsequent to the Closing Date, as specifically approved by the Lender in writing.

6.5. Disclosure.  No document, certificate or statement delivered to the Lender by or on behalf of the Borrower or any Guarantor in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances under which such statements were made.  All information heretofore furnished by the Borrower or any Guarantor to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Lender will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.  The Borrower has disclosed to the Lender in writing any and all facts known to the Borrower after diligent inquiry (except facts of general public knowledge) which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee) the business, operations, prospects or condition, financial or otherwise, of the Borrower or the ability of the Borrower to perform its obligations under this Agreement.

6.6. Financial Information.

6.6.1. (i) The financial information of the Borrower delivered to the Lender in connection with the request for this credit facility fairly presents the financial position of the Borrower at the respective dates thereof.

(ii) Except as disclosed in a writing delivered by the Borrower to the Lender prior to the execution and delivery of this Agreement, since the dates referenced in the financial information referred to in clause (i) immediately preceding above, there has been no adverse change in the business, financial position, results of operations or prospects of the Borrower.

6.6.2. (i) For each Guarantor, the financial information of such Guarantor delivered to the Lender in connection with the request for this credit facility fairly presents the financial position of such Guarantor at the respective dates thereof.

(ii) For each Guarantor, except as disclosed in a writing delivered by such Guarantor to the Lender prior to the execution and delivery of this Agreement, since the dates referenced in the financial information referred to in clause (i) immediately preceding above, there has been no adverse change in the business, financial position, results of operations or prospects of such Guarantor.

6.7. Litigation.

6.7.1. Except as disclosed in Schedule 6.7 there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting the Borrower before any Tribunal or arbitrator.

6.7.2. For each Guarantor, except as disclosed in Schedule 6.7, there is no action, suit or proceeding pending against, or to the knowledge of such Guarantor threatened against or affecting such Guarantor before any Tribunal or arbitrator.

6.8. ERISA Plans.  The Borrower does not currently sponsor, maintain or contribute to or has at any time sponsored, maintained or contributed to any Plan.

6.9. Taxes and Filing of Tax Returns.

6.9.1. (i) The Borrower has filed or properly extended all returns required to have been filed or extended with respect to Taxes and has paid all Taxes shown to be due and payable by it on such returns, including interest and penalties, and all other Taxes which are payable by it, to the extent the same have become due and payable (unless, with respect to such other Taxes, the criteria set forth in Section 7.5 are being met).  The Borrower does not know of any proposed assessment of Taxes against it in excess of $50,000 except as disclosed in writing delivered by the Borrower to the Lender, and all liabilities for Taxes of the Borrower are adequately provided for.

(ii) For each Guarantor, such Guarantor has filed or properly extended all returns required to have been filed or extended with respect to Taxes and has paid all Taxes shown to be due and payable by it on such returns, including interest and penalties, and all other Taxes which are payable by it, to the extent the same have become due and payable (unless, with respect to such other Taxes, the criteria set forth in Section 7.5 are being met).  Such Guarantor does not know of any proposed assessment of Taxes against it in excess of $50,000 except as disclosed in writing delivered by such Guarantor to the Lender, and all liabilities for Taxes of such Guarantor are adequately provided for.

6.9.2. The Borrower does not intend to treat the Loans or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

6.10. Title to Properties; Liens; Environmental Liability.

6.10.1. (i) The Borrower has good and defensible record title to all Oil and Gas Properties purported to be owned by it and good and marketable title to all other Property purported to be owned by it, subject only to Permitted Liens.  Upon the recordation of the Security Documents in the appropriate recordation offices, the Liens covering the Collateral will be valid, enforceable, first and prior, perfected Liens in favor of the Lender, subject only to Permitted Liens.

(ii)  For each Guarantor, such Guarantor has good and defensible record title to all Oil and Gas Properties purported to be owned by it and good and marketable title to all other Property purported to be owned by it, subject only to Permitted Liens.  Upon the recordation of the Security Documents in the appropriate recordation offices, the Liens covering the Collateral will be valid, enforceable, first and prior, perfected Liens in favor of the Lender, subject only to Permitted Liens.

6.10.2. (i)  The Borrower has not (a) received notice or otherwise learned of any Environmental Liability arising in connection with (1) any non-compliance with or violation of the requirements of any Environmental Law or (2) the release or threatened release of any Hazardous Substance into the environment or (b) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which the Borrower is or may be liable.

(ii) For each Guarantor, such Guarantor has not (a) received notice or otherwise learned of any Environmental Liability arising in connection with (1) any non-compliance with or violation of the requirements of any Environmental Law or (2) the release or threatened release of any Hazardous Substance into the environment or (b) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which such Guarantor is or may be liable.

6.10.3. (i)  Except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower from, affecting, or related to any Property of the Borrower has occurred.

(ii) For each Guarantor, except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by such Guarantor from, affecting, or related to any Property of such Guarantor has occurred.

6.10.4. (i)  No Environmental Complaints have been received by the Borrower.

(ii) For each Guarantor, no Environmental Complaints have been received by such Guarantor.

6.11. Business Compliance.

6.11.1. The Borrower has performed and abided by all obligations required to be performed by it to the extent required under each license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its Property is bound.

6.11.2. For each Guarantor, such Guarantor has performed and abided by all obligations required to be performed by it to the extent required under each license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its Property is bound.

6.12. Licenses, Permits, Etc.

6.12.1. The Borrower possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Tribunals as are necessary to carry on its business as now being conducted and to own its Properties.

6.12.2. For each Guarantor, such Guarantor possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Tribunals as are necessary to carry on its business as now being conducted and to own its Properties.

6.13. Compliance with Laws.

6.13.1. The business and operations of the Borrower have been and are being conducted in accordance with all applicable Laws.

6.13.2. For each Guarantor, the business and operations of such Guarantor have been and are being conducted in accordance with all applicable Laws.

6.14. Governmental Consent.

6.14.1. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and the performance of this Agreement, any other Loan Documents or the Intercreditor Agreement by the Borrower.

6.14.2. For each Guarantor, no consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and the performance of any Loan Document by such Guarantor.

6.15. Investment Company Act.  (i) The Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(ii)  For each Guarantor, such Guarantor is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.16. State Utility; No Governmental Limitations on Liens.

6.16.1. (i)  The Borrower is not defined as a “utility” under the laws of the State of Texas or any other jurisdiction wherein the Borrower is required to qualify to do business.

(ii) For each Guarantor, such Guarantor is not defined as a “utility” under the laws of the State of Texas or any other jurisdiction wherein such Guarantor is required to qualify to do business.

6.16.2. (i)  The Borrower is not subject to any state or federal Law that would limit its ability to have Liens placed on any of its Property.

(ii) For each Guarantor, such Guarantor is not subject to any state or federal Law that would limit its ability to have Liens placed on any of its Property.

6.17. Refunds; Certain Contracts.

6.17.1. (i)  No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower being required to refund any portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Collateral.

(ii) For each Guarantor, no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in such Guarantor being required to refund any portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Collateral.

6.17.2. (i)  The Borrower is not obligated by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery.

(ii) For each Guarantor, such Guarantor is not obligated by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery.

6.17.3. (i)  The Borrower has not produced gas subject to, and neither the Borrower nor any of the Collateral is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.

(ii) For each Guarantor, such Guarantor has not produced gas subject to, and neither the Guarantor nor any of the Collateral is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.

6.18. No Default.  No Default has occurred which is continuing as of the Closing Date, and the receipt by the Borrower of the initial Advance will not cause a Default to exist.

6.19. Anti-Terrorism Laws.

6.19.1. Anti-Terrorism Laws.  None of the Obligated Parties nor any Affiliate of any Obligated Party is in violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.19.2. OFAC.  None of the Obligated Parties nor any Affiliate of any Obligated Party is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions or engages in any transaction administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

6.20. Flood Matters.  No “Building” (as defined in the applicable Flood Insurance Regulation) or “Manufactured (Mobile) Home” (as defined in the applicable Flood Insurance Regulation) is located on any Mortgaged Property within an area having special flood hazards and in which flood insurance is available under the Flood Insurance Regulations, and no “Building” or “Manufactured (Mobile) Home” is encumbered by the Mortgages.

6.21. Solvency.  Immediately after the Closing and immediately following the making of each Loan made on the Closing Date and following the making of any Loan made after the Closing Date, after giving effect to the application of the proceeds of each such Loan, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, at a fair valuation; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

6.22. Eligible Contract Participant.  As of the date of this Agreement the Borrower is, and as of the date of the Borrower’s entry into any Commodity Hedging Transaction such Borrower will be, an “Eligible Contract Participant” as defined in 7 U.S.C. § 1a(18).

6.23. Hedging Transactions.  Attached hereto as Schedule 6.23 is an accurate and complete description of all outstanding Hedging Agreements and Hedging Transactions to which the Borrower is a party as of May 30, 2013.

6.24. Intellectual Property.  Each Loan Party owns or holds a valid and enforceable license to use all intellectual property necessary to conduct its business as currently conducted.  No claim has been asserted or is pending by any Person with respect to the use of any such intellectual property or challenging or questioning the validity or effectiveness of any such intellectual property; and no Loan Party knows of any valid basis for any such claim.  The use of such intellectual property by any Loan Party does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to a Material Adverse Effect.

6.25. Existing Indebtedness.

6.25.1. The outstanding principal of the existing Debt owed to the Mutual of Omaha Bank will be approximately $10,000,000 as of the Closing Date.

6.25.2. The outstanding principal of the existing second lien debt owed to SOSventures will be approximately $0.00 as of the Closing Date (the “Existing Second Lien Debt”) and that the proceeds of such Existing Second Lien Debt were used for funding costs incurred by the Borrower for the drilling and equipping of oil wells on Oil and Gas Properties owned by the Borrower.

ARTICLE VII

COVENANTS

So long as the Lender is required to make Advances hereunder or the Lender is required to issue letters of credit hereunder, any principal of or interest on the Note shall remain unpaid, any Letter of Credit remains outstanding or any other portion of the Obligations remains outstanding, the Borrower will (or will cause the appropriate Person to) duly perform and observe each and all of the covenants and agreements hereinafter set forth:

7.1. Use of Proceeds and Letters of Credit; Use of Proceeds of Second Lien Note.

7.1.1. The Borrower will use the proceeds of the Loans solely to refinance the indebtedness referred to in Section 6.25, to finance the acquisition of Oil and Gas Properties by the Borrower, to develop and maintain Oil and Gas Properties owned by the Borrower and for working capital purposes.

7.1.2. Letters of Credit shall be used for the support of the Borrower’s oil and gas operations; provided, however, no Letter of Credit may be used in lieu or in support of stay or appeal bonds, without the prior written consent of the Lender.

7.1.3. The Borrower will not, directly or indirectly, use any of the proceeds of the Loans for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C. F. R. 221, as amended), or any “security that is publicly-held” within the meaning of Regulation T of such Board of Governors (12 C.F.R. 220, as amended), or otherwise take or permit any action which would involve a violation of such Regulation U, Regulation T or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board of Governors.  The Loans are not secured, directly or indirectly, in whole or in part, by collateral that includes any “margin stock” within the meaning of Regulation U. The Borrower will not engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of such Regulation U.

7.1.4. The Borrower will use the proceeds of the Second Lien Note solely for funding third-party costs incurred by the Borrower subsequent hereto for the drilling and equipping of oil wells on Oil and Gas Properties owned by the Borrower.

7.2. Financial Statements; Reserve and Other Reports; Certain Required Notices from Borrower; Additional Information.  The Borrower will furnish to the Lender:

7.2.1. (i) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, copies of the consolidated and consolidating statement of assets and liabilities of the Borrower and its consolidated subsidiaries as of the end of such fiscal year, and copies of the related statements of revenues and expenses, operations, changes in owners’ equity and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail; such financial statements to be audited by a firm of independent certified public accountants selected by the Borrower and reasonably acceptable to the Lender and accompanied by the unqualified opinion of such accountants.

(ii) on or before 60 days after the last day of each fiscal quarter of the Borrower, (a) a copy of the unaudited consolidated and consolidating statement of assets and liabilities of the Borrower and its consolidated subsidiaries as at the close of such quarter and from the beginning of such fiscal year to the end of such quarter, (b) a copy of the related statements of revenues and expenses, operations, changes in owners’ equity and cash flows for the quarter just ended and for that portion of the year ending on such last day, all in reasonable detail and prepared on a basis consistent with the financial statements previously delivered by the Borrower under this Section and (c) an identification of all Contingent Obligations and Guarantees.

(iii) simultaneously with the delivery of each set of financial statements pursuant to the preceding clauses of this Section, a Compliance Certificate of the Borrower stating that such financial statements fairly and accurately reflect in all material respects the financial condition and results of operation of the Borrower for the periods and as of the dates set forth therein, and that the signers have reviewed the terms of this Agreement and the other Loan Documents, and have made, or caused to be made under their supervision, a review of the transactions and financial condition of the Borrower during the fiscal period covered by such financial statements, and that such review has not disclosed the existence during such period, and that the signers do not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto.

(iv) within 30 days after each filing thereof by the Borrower and each Guarantor with any Governmental Authority (if copies thereof have been requested by the Lender), complete copies of the federal and state income tax returns so filed.

(v) for each Entity Guarantor not included in the consolidating statements delivered pursuant to clause (i) above, as soon as available and in any event within 120 days after the end of each fiscal year of such Entity Guarantor, copies of the statement of assets and liabilities of such Entity Guarantor as of the end of such fiscal year, and copies of the related statements of revenues and expenses, operations, changes in owners’ equity and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP.

(vi) on or before the 60th day after the last day of each fiscal quarter (other than the last fiscal quarter of each fiscal year), for each Entity Guarantor not included in the consolidating statements delivered pursuant to clause (ii) above, a copy of the unaudited statement of assets and liabilities of such Entity Guarantor, as at the close of such quarter and from the beginning of such fiscal year to the end of such quarter and the related statements of operations, changes in owners’ equity and cash flows for the quarter just ended and for that portion of the year ending on such date, all in reasonable detail and prepared on a basis consistent with the financial statements previously delivered by such Entity Guarantor under this Section.

7.2.2. (i) at the time of delivery of the engineering reports required by Section 7.2.2(ii) and, if requested by the Lender at any other time, within 60 days following each such request from the Lender, production reports in form and substance satisfactory to the Lender in its reasonable judgment and as of the date or for the periods specified in such request, prepared by the Borrower containing (a) data concerning pricing, quantities of oil, gas and liquid hydrocarbons production from the Oil and Gas Properties utilized in determining the Borrowing Base on a property-by-property basis, by major field and in total, for a period of at least six months, (b) purchasers of production, (c) gross revenues, (d) expenses, (e) production taxes, (f) engineering data, (g) geological data, and (h) such other information with respect thereto as the Lender may reasonably request.

(ii) within 15 days following each request from the Lender, a report setting forth all accounts receivable and accounts payable of the Borrower as of the date specified in such request, such report to show the age of such accounts and such other information as the Lender shall reasonably request.

(iii) within 30 days following each request of the Lender, copies for the PRs (the monthly production reports) and the P-1Bs (the producer’s monthly supplemental reports) as filed during such month just ended with the appropriate Governmental Authority in the State of Texas and with respect to states other than Texas, the equivalent production reports as filed with the appropriate Governmental Authority in such states.

(iv) as soon as available, and in any event on or before March 31 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Lender in its reasonable judgment, certified by an independent consulting petroleum engineers selected by the Borrower and acceptable to the Lender as fairly and accurately setting forth (a) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Oil and Gas Properties of the Borrower as of January 1 of such year, (b) the aggregate present value of the future net income with respect to such Properties, discounted at a stated per annum discount rate of proven and producing reserves, (c) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and (d) information with respect to the “take-or-pay,” “prepayment,” and gas-balancing liabilities of the Borrower and other Persons with respect to such Properties. For purposes of this clause, the petroleum engineering firm of Forrest A. Garb and Associates shall be deemed to be acceptable to the Lender unless the Lender otherwise advises the Borrower in writing.

(v) simultaneously with the delivery of such production and other reports under clauses (i) through (iv) above, a Representative’s Certificate certifying that, to the best of such signatory’s knowledge, such engineering and other reports are true, accurate and complete in all material respects for the periods covered in such reports; provided that to the extent such reports include projections of future volumes of production and future costs, it is understood that such estimates are necessarily based upon professional opinions, and the Borrower does not warrant that such opinions will ultimately prove to have been accurate.

(vi) within 10 days after any material change in insurance coverage by the Borrower from that previously disclosed to the Lender, a report describing such change, and, within 30 days after each request by the Lender, certificates of insurance from the insurance companies insuring the Borrower, describing the insurance coverage of the Borrower.

(vii) within 10 days after the Borrower’s incurring any Contingent Obligation or Guarantee, a report describing such Contingent Obligation or Guarantee in reasonable detail.

7.2.3. (i) within 10 days after any Responsible Representative becomes aware of the occurrence of any condition or event which constitutes a Default, a Representative’s Certificate specifying the nature of such condition or event, the period of existence thereof, what action the Borrower has taken or is taking and proposes to take with respect thereto and the date, if any, on which it is estimated the same will be remedied.

(ii) within 10 days after the Borrower’s or any Guarantor’s learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability of the Borrower or any Guarantor arising in connection with (a) the non-compliance with or violation of the requirements of any Environmental Law, (b) the release or threatened release of any Hazardous Substance into the environment, or (c) the existence of any Environmental Lien on any Properties of the Borrower or any Guarantor, notice thereof.

(iii) within 10 days of the Borrower’s or any Guarantor’s learning of any litigation or other event or circumstance which could reasonably be expected to have a Material Adverse Effect, notice thereof.

(iv) within 10 days after the occurrence thereof, notice of the change in identity or address of any Person remitting to the Borrower proceeds from the sale of hydrocarbon production from or attributable to any Collateral.

(v) within 10 days after the occurrence thereof, notice of any Change of Control Event.

7.2.4. with reasonable promptness, such other information relating directly or indirectly to the financial condition, business, results of operations or Properties of the Borrower or any Guarantor as from time to time may reasonably be requested by the Lender.

7.3. Inspection of Properties and Books.

7.3.1. The Borrower will permit any officer, employee or representative of the Lender to visit and inspect any of its Properties, to examine its books of account (and to make copies thereof and take extracts therefrom) and to discuss its affairs, finances and accounts (including transactions, agreements and other relations with any shareholders) with, and to be advised as to the same by, its officers and independent public accountants, all upon at least two Business Days notice and at such reasonable times during normal business hours and intervals as the Lender may desire and, if a Default has occurred and is continuing, at the expense of the Borrower.

7.3.2. Each Entity Guarantor will permit any officer, employee or representative of the Lender to visit and inspect any of its Properties, to examine its books of account (and to make copies thereof and take extracts therefrom) and to discuss its affairs, finances and accounts (including transactions, agreements and other relations with any shareholders) with, and to be advised as to the same by, its officers and independent public accountants, all upon at least two Business Days notice and at such reasonable times during normal business hours and intervals as the Lender may desire and, if a Default has occurred and is continuing, at the expense of the Borrower.

7.4. Maintenance of Security; Insurance; Authorization to File Financing Statements; Operating Accounts; Transfer Orders.

7.4.1. (i) The Borrower shall execute and deliver, or cause the appropriate Person to execute and deliver, to the Lender all mortgages, deeds of trust, security agreements, financing statements, assignments and such other documents and instruments (including division and transfer orders), and supplements and amendments thereto, and take such other actions as the Lender deems necessary or desirable in order to (a) maintain as valid, enforceable, first-priority, perfected Liens (subject only to the Permitted Liens), all Liens granted to secure the Obligations or (b) monitor or control the proceeds from Collateral.

(ii) The Borrower and each Guarantor which has granted a security interest to the Lender, as applicable, authorizes the Lender to complete and file, from time to time, financing statements naming the Borrower and each such Guarantor, as applicable, as debtor to perfect Liens granted to secure the Obligations.

(iii) The Borrower shall take such action as may be requested from time to time by the Lender to maintain, or cause to be in effect at all times, first and prior Liens (subject to Permitted Liens) in favor of the Lender by instruments executed by the appropriate Person and properly recorded in the applicable jurisdictions on Oil and Gas Properties utilized in the most recent determination of the Borrowing Base having an aggregate PW Value of at least 80% of the PW Value of all such Oil and Gas Properties.

(iv) The Borrower and each Entity Guarantor will at all times maintain or cause to be maintained hazard and liability insurance and additional insurance covering such risks as are customarily carried by businesses similarly situated, all such insurance to be in amounts and from insurers reasonably acceptable to the Lender, maintained by Borrower, naming the Lender as loss payee or as an additional insured, as applicable, and, upon any renewal of any such insurance and at other times upon request by the Lender, promptly furnish to the Lender evidence, reasonably satisfactory to the Lender, of the maintenance of such insurance.  The Lender shall have the right to collect, and the Borrower hereby assigns to the Lender, any and all monies that may become payable under any policies of insurance relating to business interruption, if any, or by reason of damage, loss, or destruction of any of the Collateral.  In the event of any damage, loss, or destruction for which insurance proceeds relating to business interruption, if any, or Collateral exceed $100,000, the Lender may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to the Borrower the balance, if any, after such application has been made.  In the event of any such damage, loss, or destruction for which insurance proceeds are $100,000 or less, provided that no Default has occurred and is continuing, the Lender shall deliver any such proceeds received by it to the Borrower.  In the event the Lender receives insurance proceeds not attributable to Collateral or business interruption, the Lender shall deliver any such proceeds to the Borrower.

7.4.2. The Borrower and each Entity Guarantor will maintain its primary operating accounts with Independent Bank, and will deposit all revenues of the Borrower and each such Entity Guarantor in such accounts although such requirement shall not be construed as requiring the maintenance of deposit balances.

7.4.3. The Borrower and each Guarantor shall upon request of the Lender, execute such transfer orders, letters-in-lieu of transfer orders or division orders as the Lender may from time to time request in respect of the Collateral to effect a transfer and delivery to the Lender of the proceeds of production attributable to the Collateral.

7.5. Payment of Taxes and Claims.

7.5.1. The Borrower will pay (i) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (ii) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which have or might become a Lien (other than a Permitted Lien) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required if (a) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, (b) the Borrower shall have set aside on its books reserves (segregated to the extent required by applicable accounting principles) reasonably deemed by it to be adequate with respect thereto and (c) if material, the Borrower has notified the Lender of such circumstances, in detail reasonably satisfactory to the Lender.

7.5.2. Each Guarantor will pay (i) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (ii) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which have or might become a Lien (other than a Permitted Lien) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required if (a) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, (b) such Guarantor shall have set aside on its books reserves (segregated to the extent required by applicable accounting principles) reasonably deemed by it to be adequate with respect thereto and (c) if material, such Guarantor has notified the Lender of such circumstances, in detail reasonably satisfactory to the Lender.

7.6. Payment of Debt; Additional Debt; Payment of Accounts; Restrictions on Payments on the Second Lien Obligations.

7.6.1. (i)  The Borrower will (a) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable unless such payment is prohibited by the Loan Documents or would cause a Default hereunder; (b) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations within any applicable periods of grace imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued unless such performance, observance or discharge would cause a Default hereunder; and (c) not permit the occurrence of any act or omission which would constitute a default under any such instrument, indenture or agreement.

(ii) Each Entity Guarantor will (a) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable unless such payment is prohibited by the Loan Documents or would cause a Default hereunder; (b) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations within any applicable periods of grace imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued unless such performance, observance or discharge would cause a Default hereunder; and (c) not permit the occurrence of any act or omission which would constitute a default under any such instrument, indenture or agreement.

7.6.2. (i)  The Borrower will not create, incur or suffer to exist any Debt, except without duplication (a) Debt to the Lender and (b) other Permitted Indebtedness.

(ii) No Entity Guarantor will create, incur or suffer to exist any Debt, except without duplication (a) Debt to the Lender and (b) other Permitted Indebtedness.

7.6.3. (i)  The Borrower shall pay all of its trade and other accounts payable within 90 days after the invoice date therefor, unless such payables are being contested in good faith by appropriate proceedings or other written protest thereof.

(ii) Each Entity Guarantor shall pay all of its trade and other accounts payable within 90 days after the invoice date therefor, unless such payables are being contested in good faith by appropriate proceedings or other written protest thereof.

7.6.4. The Borrower shall make no payments to the Second Lien Lender or other Second Lien Claimholders except (i) for a single, one-time payment on the Second Lien Note made within seven days of the Closing Date and except that (ii) if no Default or Event of Default exists at the time of a proposed principal or interest payment on the Second Lien Note and such proposed payment of principal or interest on the Second Lien Note will not cause a Default or Event of Default to exist and if subsequent to the making of any such payment as permitted by this clause (ii) of Section 7.6.4, there will be an Unused Available Commitment of at least 25% of the then effective Borrowing Base, the Borrower may within three Business Days following the delivery of a properly completed Compliance Certificate for a fiscal quarter pursuant to Section 7.2.1(iii), make combined cash principal and cash interest payments on the Second Lien Note in the aggregate for all of such principal and interest payments of up to $3,000,000.

7.7. Negative Pledge.  (i) The Borrower will not create, suffer to exist or otherwise allow any Liens to be on or otherwise to affect any of its Property whether now owned or hereafter acquired, except Permitted Liens.

(ii) No Entity Guarantor will create, suffer to exist or otherwise allow any Liens to be on or otherwise to affect any of its Property whether now owned or hereafter acquired, except Permitted Liens.

7.8. Loans and Advances to Others; Investments; Restricted Payments; Subsidiaries.

7.8.1. (i)  The Borrower will not make or suffer to exist any loan, advance or extension of credit to any Person except (a) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms, (b) Permitted Loans and Investments and (c) advances to employees of the Borrower for payment of expenses in the ordinary course of business.

(ii) No Entity Guarantor will make or suffer to exist any loan, advance or extension of credit to any Person except (a) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms, (b) Permitted Loans and Investments and (c) advances to employees of such Guarantor for payment of expenses in the ordinary course of business.

7.8.2. (i)  The Borrower will not make any capital contribution to, or make any Investment in, or purchase or make a commitment to purchase any interest in, any Person except as permitted by Section 7.8.1.

(ii) No Entity Guarantor will make any capital contribution to or make any Investment in, or to purchase or make a commitment to purchase any interest in, any Person except as permitted by Section 7.8.1.

7.8.3. (i)  The Borrower will not, directly or indirectly, make any Restricted Payment without the prior written consent of the Lender except as specifically permitted in the definition of such defined term.

(ii) No Entity Guarantor will, directly or indirectly, make any Restricted Payment without the prior written consent of the Lender except as specifically permitted in the definition of such defined term.

7.8.4. (i)  The Borrower shall not form or acquire any Subsidiaries, either directly or indirectly through other Subsidiaries, without the prior written consent of the Lender, which consent, if given, may be conditioned on such Subsidiary’s execution of an unlimited guaranty of the Obligations and security instruments covering all of the Property of such Subsidiary, each in form and substance satisfactory to the Lender.

(ii) No Entity Guarantor will form or acquire any Subsidiaries, either directly or indirectly through other Subsidiaries, without the prior written consent of the Lender, which consent, if given, may be conditioned on such Subsidiary’s execution of a Guaranty and security instruments covering all of the Property of such Subsidiary, each in form and substance satisfactory to the Lender.

7.9. Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents; Issuance of Equity Interests.

7.9.1. (i)  The Borrower will not (a) consolidate or merge with or into any other Person without the prior written consent of the Lender, which shall not be unreasonably withheld, (b) sell, lease or otherwise transfer all or substantially all of its Property to any other Person, (c) terminate, or fail to maintain, its existence as the type of entity represented in Section 6.1 and in its state of formation represented in Section 6.1, (d) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the nature of its business requires the same (except where the failure to maintain its good standing or qualification could not reasonably be expected to have a Material Adverse Effect) or (e) permit a Change of Control Event to occur.

(ii) No Entity Guarantor will (a) consolidate or merge with or into any other Person without the prior written consent of the Lender, which consent shall not be unreasonably withheld, (b) sell, lease or otherwise transfer all or substantially all of its Property to any other Person, (c) terminate, or fail to maintain, its existence as the type of entity represented in Section 6.1 and in its state of formation represented in Section 6.1, or (d) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the nature of its business requires the same (except where the failure to maintain its good standing or qualification could not reasonably be expected to have a Material Adverse Effect).

7.9.2. (i)  The Borrower will not sell, encumber, or otherwise transfer all or any portion of the Collateral, any Property having PW Value, or any of its other Property without the prior written consent of the Lender, which consent shall not be unreasonably withheld, except for (a) sales of oil and gas after severance in the ordinary course of business, provided that no contract for the sale of hydrocarbons shall obligate the Borrower to deliver hydrocarbons produced from any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery or (b) the sale or other disposition of equipment destroyed, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Borrower.  Any consent by the Lender to the sale of any Property covered by this Section may include a requirement (to be treated as a Borrower Requested Determination) that a new Borrowing Base be determined under Section 2.8.1 and that the proceeds of such sale plus such additional amounts as the Lender deems necessary to avoid the occurrence of a Borrowing Base Deficiency be applied to the Obligations on the date of such sale.

(ii) No Entity Guarantor will sell, encumber, or otherwise transfer all or any portion of the Collateral, any Property having PW Value, or any of its other Property without the prior written consent of the Lender, which consent shall not be unreasonably withheld, except for (a) sales of oil and gas after severance in the ordinary course of business, provided that no contract for the sale of hydrocarbons shall obligate such Guarantor to deliver hydrocarbons produced from any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery or (b) the sale or other disposition of equipment destroyed, worn out, damaged, or having only salvage value or no longer used or useful in the business of such Guarantor.  Any consent by the Lender to the sale of any Property covered by this Section may include a requirement (to be treated as a Borrower Requested Determination) that a new Borrowing Base be determined under Section 2.8.1 and that the proceeds of such sale plus such additional amounts as the Lender deems necessary to avoid the occurrence of a Borrowing Base Deficiency be applied to the Obligations on the date of such sale.

7.9.3. (i)  The Borrower will not be or become party to or bound by any agreement (including any undertaking in connection with the incurrence of Debt or issuance of securities) which imposes any limitation on the disposition of the Collateral more restrictive than those set forth above or which in any way would be contravened by the Borrower’s performance of its obligations hereunder or under the other Loan Documents or which contains any negative pledge on all or any portion of the Borrower’s Property (except in favor of the Lender).

(ii) No Guarantor will be or become party to or bound by any agreement (including any undertaking in connection with the incurrence of Debt or issuance of securities) which imposes any limitation on the disposition of the Collateral more restrictive than those set forth above or which in any way would be contravened by such Guarantor’s or the Borrower’s performance of its obligations hereunder or under the other Loan Documents or which contains any negative pledge on all or any portion of such Guarantor’s or the Borrower’s Property (except in favor of the Lender).

7.9.4. (i)  The Borrower will not enter into any Hedging Transaction unless (a) such Hedging Transaction is an Acceptable Hedging Transaction and (b) the Hedging Agreement governing such Hedging Transaction does not contain any anti-assignment provisions restricting the Borrower or, if such agreement contains anti-assignment provisions which cannot be removed, such provisions shall be modified to read substantially as follows:  “The interest and obligations arising from this agreement are non-transferable and non-assignable, except that [company name] may assign and grant a security interest in its rights and interests hereunder to Independent Bank and its assigns, (the “Lender”) as security for [company name]’s present and future obligations to the Lender.  Until [hedge provider] is notified in writing by the Lender to pay to the Lender amounts due [company name] hereunder, [hedge provider] may continue to make such payments to [company name].”

(ii) No Guarantor will enter into any Hedging Transaction unless (a) such Hedging Transaction is an Acceptable Hedging Transaction and (b) the Hedging Agreement governing such Hedging Transaction does not contain any anti-assignment provisions restricting the Guarantor or, if such agreement contains anti-assignment provisions which cannot be removed, such provisions shall be modified to read substantially as follows:  “The interest and obligations arising from this agreement are non-transferable and non-assignable, except that [company name] may assign and grant a security interest in its rights and interests hereunder to Independent Bank and its assigns, (the “Lender”) as security for [company name]’s present and future obligations to the Lender.  Until [hedge provider] is notified in writing by the Lender to pay to the Lender amounts due [company name] hereunder, [hedge provider] may continue to make such payments to [company name].”

(iii) The Borrower shall have Acceptable Commodity Hedging Transactions in place in connection with each Borrowing Base increase, meeting the criteria established by the Lender at each such time.

(iv) The Borrower will not cause or permit any Hedging Transaction now existing or hereafter entered into by the Borrower to be amended, modified, terminated, negated through the Borrower’s entry into one or more new Hedging Transactions with the opposing effect, or liquidated without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

(v) No Guarantor will cause or permit any Hedging Transaction now existing or hereafter entered into by such Guarantor to be amended, modified, terminated, negated through such Guarantor’s entry into one or more new Hedging Transactions with the opposing effect, or liquidated without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

(vi) The Borrower will not cause or permit any Hedging Agreement now existing or hereafter entered into by the Borrower to be amended, modified or terminated without the prior written consent of the Lender, which consent shall not be unreasonably withheld, except for entering into usual and customary confirmations under such Hedging Agreements setting forth volume, pricing, duration and other such standard terms.

(vii) No Guarantor cause or permit any Hedging Agreement now existing or hereafter entered into by such Guarantor to be amended, modified or terminated without the prior written consent of the Lender, which consent shall not be unreasonably withheld, except for entering into usual and customary confirmations under such Hedging Agreements setting forth volume, pricing, duration and other such standard terms.

7.9.5. (i)  The Borrower will not amend its Organizational Documents or its Regulatory Documents in any material respect or in any respect which could be adverse to the interests of the Lender.

(ii) No Guarantor will amend its Organizational Documents or its Regulatory Documents in any material respect or in any respect which could be adverse to the interests of the Lender.

7.9.6. (i)  The Borrower will not issue any Equity Interests or rights, options or warrants to purchase any of the Borrower’s Equity Interests.

(ii) No Guarantor will issue any Equity Interests or rights, options or warrants to purchase any of such Guarantor’s Equity Interests.

7.10. Primary Business; Continuous Operations; Location of Borrower’s Office; Ownership of Assets.

7.10.1. (i)  The primary business of the Borrower shall at all times be and remain the oil and gas exploration, development and production business.  The Borrower shall continuously remain in operation in a manner reasonably necessary to manage its Properties and business affairs.

(ii) The primary business of each Entity Guarantor shall at all times be and remain the oil and gas exploration, development and production business.

7.10.2. The location of the Borrower’s principal place of business and executive office shall remain at the address for the Borrower set forth on the signature page hereof, unless at least 10 days prior to any change in such address the Borrower provides the Lender with written notice of such pending change.

7.10.3. (i)  The Borrower will at all times own, both beneficially and of record, all assets reflected in its financial statements delivered to the Lender from time to time, subject only to Permitted Liens.

(ii) Each Guarantor will at all times own, both beneficially and of record, all assets reflected in its financial statements delivered to the Lender from time to time except as otherwise specifically disclosed therein.

7.11. Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Nonoperator.

7.11.1. (i)  The Borrower shall at all times maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Effect.

(ii) Each Guarantor shall at all times maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Effect.

(iii) The Borrower and each Guarantor shall remain as the named operator for each oil or gas well in which it now or hereafter owns an interest if (a) it or such Guarantor is the operator thereof on the date hereof or becomes the operator thereof subsequent hereto and (b) such well is now or hereafter becomes Collateral.

(iv) The Borrower shall at all times, maintain, preserve and keep all operating equipment used or useful with respect to the Oil and Gas Properties of the Borrower in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if the Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of the Borrower.

(v) Each Guarantor shall at all times, maintain, preserve and keep all operating equipment used or useful with respect to the Oil and Gas Properties of such Guarantor in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if such Guarantor shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Guarantor.

7.11.2. (i)  The Borrower shall comply with all agreements applicable to or relating to its Oil and Gas Properties or the production and sale of hydrocarbons therefrom and all applicable proration and conservation Laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such Laws or agreements could reasonably be expected to have a Material Adverse Effect.

(ii)  Each Guarantor shall comply with all agreements applicable to or relating to its Oil and Gas Properties or the production and sale of hydrocarbons therefrom and all applicable proration and conservation Laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such Laws or agreements could reasonably be expected to have a Material Adverse Effect.

7.11.3. With respect to the Oil and Gas Properties referred to in this Section which are operated by operators other than the Borrower, an Affiliate of the Borrower or a Guarantor, the Borrower shall not be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section which are performable only by such operators and are beyond the control of the Borrower, but the Borrower shall use commercially reasonable efforts to cause such operators to perform such undertakings.

7.11.4. (i) The Borrower will not amend, alter or change in any respect which could reasonably be expected to be adverse to the interests of the Borrower or the Lender any agreements relating to the operations or business arrangements of the Borrower or the compression, gathering, sale or transportation of oil and gas from the Oil and Gas Properties included in the most recent determination of the Borrowing Base without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

(ii)  No Guarantor will amend, alter or change in any respect which could reasonably be expected to be adverse to the interests of such Guarantor or the Lender any agreements relating to the operations or business arrangements of such Guarantor or the compression, gathering, sale or transportation of oil and gas from the Oil and Gas Properties included in the most recent determination of the Borrowing Base without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

7.12. Transactions with Affiliates.

7.12.1. The Borrower will not engage in any transaction with an Affiliate unless (i) such transaction is at least as favorable to the Borrower as could be obtained in an arm’s length transaction with an unaffiliated third party and (ii) such transaction is not disadvantageous to the Lender as holder of the Note.

7.12.2. No Guarantor will engage in any transaction with an Affiliate unless (i) such transaction is at least as favorable to such Guarantor as could be obtained in an arm’s length transaction with an unaffiliated third party and (ii) such transaction is not disadvantageous to the Lender as the beneficiary of the Guaranty executed by such Guarantor.

7.13. Plans.

7.13.1. The Borrower will not assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

7.13.2. No Entity Guarantor will assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

7.14. Compliance with Laws and Documents.

7.14.1. The Borrower will not, directly or indirectly, violate the provisions of any Laws, its Organizational Documents or its Regulatory Documents or any Material Agreement, if such violation, alone or when combined with all other such violations, could reasonably be expected to have or does have a Material Adverse Effect.

7.14.2. No Guarantor will, directly or indirectly, violate the provisions of any Laws, its Organizational Documents or its Regulatory Documents or any Material Agreement, if such violation, alone or when combined with all other such violations, could reasonably be expected to have or does have a Material Adverse Effect.

7.15. Certain Financial Covenants.

7.15.1. Interest Coverage Ratio.  The Borrower will not permit the ratio of Cash Flow to Consolidated Interest Expense to be less than 3.00 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after June 30, 2013.

7.15.2. Current Ratio.  The Borrower will not permit the ratio of its Consolidated Current Assets to its Consolidated Current Liabilities to be less than 1.00 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after June 30, 2013.

7.15.3. Leverage Ratio.  The Borrower will not permit the ratio of (a) the Funded Debt of the Borrower and its consolidated subsidiaries as of the last day of any fiscal quarter to (b) Consolidated EBITDAX for the four-quarter period ending on such last day, to exceed 3.50 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after June 30, 2013.

7.16. Tax Shelter.  In the event the Borrower determines to take any action inconsistent with the representation in Section 6.9.2, it will promptly notify the Lender thereof.  Accordingly, if the Borrower so notifies the Lender, the Borrower acknowledges that the Lender may treat the Loans and Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Lender will maintain the lists and other records required by such Treasury Regulation.

7.17. Additional Documents; Quantity of Documents; Title Data; Additional Information.

7.17.1. The Borrower shall execute and deliver or cause to be executed and delivered such other and further instruments or documents as in the reasonable judgment of the Lender may be required to better effectuate the transactions contemplated herein and in the other Loan Documents.

7.17.2. The Borrower and each Guarantor will deliver all certificates, opinions, reports and documents hereunder in such number of counterparts as the Lender may reasonably request.

7.17.3. Within 60 days following a written request therefor from the Lender, the Borrower shall cause to be delivered to the Lender title opinions, in form and substance and from attorneys reasonably acceptable to the Lender, or other confirmation of title acceptable to the Lender, covering Oil and Gas Properties that are covered by the Mortgages and constitute not less than 80% by PW Value of the Oil and Gas Properties utilized in the most recent determination of the Borrowing Base; and promptly, but in any event within 60 days following notice from the Lender of any defect, material in the opinion of the Lender, in the title of the mortgagor under any Mortgage to any Oil and Gas Property covered thereby, clear such title defect, and in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Lender in attempting to do so.

7.17.4. The Borrower shall furnish to the Lender, promptly upon the request of the Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower and each Entity Guarantor as the Lender may from time to time reasonably request; and notify the Lender not less than 10 days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including any change in its name or state of organization; and upon the request of the Lender, execute such additional Security Documents as may be necessary or appropriate in connection therewith.

7.18. Environmental Indemnification.  The Borrower shall, on a current basis, indemnify, defend and hold each Indemnified Party harmless on a current basis from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys’ fees and expenses), arising directly or indirectly, in whole or in part, from (a) the presence of any Hazardous Substances on, under, or from any Property of the Borrower, whether prior to or during the term hereof, (b) any activity carried on or undertaken on or off any Property of the Borrower, whether prior to or during the term hereof, and whether by the Borrower or any predecessor in title, employee, agent, contractor, or subcontractor of the Borrower or any other person at any time occupying or present on such Property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation, or disposal of any Hazardous Substances at any time located or present on or under such Property, (c) any residual contamination on or under any Property of the Borrower, or (d) any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Substances by the Borrower or any employee, agent, contractor, or subcontractor of the Borrower while such persons are acting within the scope of their relationship with the Borrower, irrespective of whether any of such activities were or will be undertaken in accordance with applicable requirements of law, AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR OF ANY OTHER INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ON ANY OTHER INDEMNIFIED PARTY, but not any of the foregoing in this Section arising from the willful misconduct or the gross negligence on the part of the Indemnified Party seeking indemnification under this Section; with the foregoing indemnity surviving satisfaction of all obligations and the termination of this Agreement.

7.19. Exceptions to Covenants.  The Borrower shall not be permitted to take any action which is permitted by any of the covenants contained in this Agreement if such action is in breach of any other covenant contained in this Agreement.

7.20. Anti-Terrorism Laws.  Neither the Borrower nor any of the other Obligated Parties shall (a) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (b) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (i) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act or (ii) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations, and international narcotics traffickers based on U.S. foreign policy.  The Borrower shall deliver to the Lender any certification or other evidence requested from time to time by the Lender, in its reasonable discretion, confirming the Obligated Parties’ compliance with this Section.

ARTICLE VIII

DEFAULTS; REMEDIES

8.1. Events of Default; Acceleration of Maturity.  If any one or more of the following events (each an “Event of Default”) has occurred and has not been waived by the Lender (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or otherwise):

8.1.1. (i) the Borrower shall fail to pay, when due, any principal of, or interest on, (a) the Note or (b) any other Debt of the Borrower to the Lender.

(ii) the Borrower shall fail to pay when due, any fees or other amounts payable hereunder and not covered by clause (i) above, if such failure shall continue unremedied for a period of 10 days after notice thereof is given to the Borrower.

8.1.2. (i) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 7.1, 7.2.3, 7.6.2, 7.7, 7.8, 7.9 or 7.15.

(ii) any Guarantor shall (a) fail to comply with the provisions of its Guaranty, (b) revoke or attempt to revoke such Guarantor’s Guaranty in whole or in part or deny the validity or enforceability in whole or in part of such Guarantor’s Guaranty or (c) fail to confirm in a writing reasonably satisfactory to the Lender that such Guarantor’s Guaranty is enforceable in accordance with its terms within five (5) Business Days following a written request therefor.

8.1.3. the Borrower or any other Person (other than the Lender) shall fail to observe or perform any covenant or agreement contained in this Agreement, the other Loan Documents or the Intercreditor Agreement (other than those covered by Sections 8.1.1 or 8.1.2), for a period of 30 days after written notice specifying such default has been given to such Person by the Lender.

8.1.4.  (i) the Borrower shall commence a voluntary case or other Insolvency Proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other Insolvency Proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall  fail generally to pay its debts as they become due, or shall take any corporate or other action to authorize any of the foregoing.

(ii)  Any Guarantor shall commence a voluntary case or other Insolvency Proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other Insolvency Proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall  fail generally to pay its debts as they become due, or shall take any corporate or other action to authorize any of the foregoing.

8.1.5. (i) an involuntary case or other Insolvency Proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, and such involuntary case or other Insolvency Proceeding shall remain undismissed or unstayed for a period of 30 days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect which remains undismissed or unstayed for a period of 30 days.

(ii)  an involuntary case or other Insolvency Proceeding shall be commenced against any Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, and such involuntary case or other Insolvency Proceeding shall remain undismissed or unstayed for a period of 30 days; or an order for relief shall be entered against any Guarantor under the federal bankruptcy laws as now or hereafter in effect which remains undismissed or unstayed for a period of 30 days.

8.1.6. (i) the Borrower (a) shall default in the payment of any of its Material Debts (other than the Note) and such default shall continue beyond any applicable cure period, (b) shall default in the performance or observance of any other provision contained in any agreements or instruments evidencing or governing such Material Debt and such default is not waived and continues beyond any applicable cure period or (c) any other event or condition occurs which results in the acceleration of such Material Debt.

(ii)  Any Guarantor (a) shall default in the payment of any of its Material Debts (other than the Guaranty) and such default shall continue beyond any applicable cure period, (b) shall default in the performance or observance of any other provision contained in any agreements or instruments evidencing or governing such Material Debt and such default is not waived and continues beyond any applicable cure period or (c) any other event or condition occurs which results in the acceleration of such Material Debt.

8.1.7. (i) the Borrower shall default in the payment of any of its Debts to the Lender or shall default in the performance or observance of any provision contained in any agreements or instruments evidencing or governing any such Debt and such default is not waived and continues beyond any applicable cure period.

(ii)  any Guarantor shall default in the payment of any of its Debts to the Lender or shall default in the performance or observance of any provision contained in any agreements or instruments evidencing or governing any such Debt and such default is not waived and continues beyond any applicable cure period.

8.1.8. (i) one or more judgments or orders for the payment of money aggregating in excess of $50,000 shall be rendered against the Borrower which in the opinion of the Lender is not adequately covered by insurance, and such judgment or order (a) shall continue unsatisfied or unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of 30 days or (b) is not fully paid and satisfied at least 10 days prior to the date on which any of its Property may be lawfully sold to satisfy such judgment or order.

(ii)  one or more judgments or orders for the payment of money aggregating in excess of $50,000 shall be rendered against any Guarantor which in the opinion of the Lender is not adequately covered by insurance, and such judgment or order (a) shall continue unsatisfied or unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of 30 days or (b) is not fully paid and satisfied at least 10 days prior to the date on which any of its Property may be lawfully sold to satisfy such judgment or order.

8.1.9. any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Borrower in this Agreement or by the Borrower or any other Person in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made.  Without limiting the generality of the foregoing sentence, such incorrect representation, warranty, certification or statement shall be deemed to be incorrect in a material respect if such incorrect representation, warranty, certification or statement (i) could reasonably be expected to have any adverse effect whatsoever upon the validity, performance or enforceability of any Loan Document or the Intercreditor Agreement, (ii) is or might reasonably be expected to be material and adverse to the financial condition or business operations of any Person or to the prospects of any Person, (iii) could reasonably be expected to impair any Person’s ability to fulfill its obligations under the terms and conditions of the Loan Documents or the Intercreditor Agreement or (iv) could reasonably be expected to impair the Lender’s ability to receive full and timely payment of the Note.

8.1.10. (i) any material license, franchise, permit, or authorization issued to the Borrower by any Tribunal is forfeited, revoked, or not renewed; or any proceeding seeking forfeiture or revocation thereof is instituted and is not resolved or dismissed within one year of the date of the publication of the order instituting such proceeding.

(ii)  any material license, franchise, permit, or authorization issued to any Guarantor by any Tribunal is forfeited, revoked, or not renewed; or any proceeding seeking forfeiture or revocation thereof is instituted and is not resolved or dismissed within one year of the date of the publication of the order instituting such proceeding.

8.1.11. (i)  a default shall occur under any Material Agreement, other than this Agreement, to which the Borrower is a party or by which any of its Property is bound and such default continues beyond any applicable period of grace provided therefor.

(ii)  a default shall occur under any Material Agreement, other than its Guaranty, to which any Guarantor is a party or by which any of its Property is bound and such default continues beyond any applicable period of grace provided therefor.

8.1.12. a Change of Control Event shall occur.

then, and in every such event, the Lender may, at its option, (i) declare the outstanding principal of and accrued interest on the Note to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower, (ii) proceed to foreclose the Liens securing the Note, (iii) terminate its commitments under Article II and (iv) take such other actions as are permitted by law; provided that in the case of any of the Events of Default specified in Sections 8.1.4 and 8.1.5 with respect to the Borrower, without any notice to the Borrower or any other act by the Lender, (1) the commitment of the Lender to make Advances hereunder shall terminate except for funding obligations for Letters of Credit, (2) the commitment of the Lender to issue letters of credit hereunder or to renew (including extensions) Letters of Credit shall terminate and (3) the Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.

8.2. Suits for Enforcement.  In case any one or more of the Events of Default specified in Section 8.1 shall have  occurred and be continuing, the Lender may, at its option, proceed to protect and enforce its rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement.

8.3. Remedies Cumulative.  No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8.4. Remedies Not Waived.  No course of dealing and no delay in exercising any rights under this Agreement, under the other Loan Documents or the Intercreditor Agreement shall operate as a waiver of any rights hereunder or thereunder of the Lender.

ARTICLE IX

MISCELLANEOUS

9.1. Amendments, Waivers and Consents.  Any provision of this Agreement, the Note or the other Loan Documents may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) by a written instrument signed by the Borrower and the Lender, and any consent required of the Lender herein must be in writing and, unless specifically stated otherwise herein, may be withheld for any reason or no reason.  Delivery of an executed counterpart of such written instrument or of the signature page of such written instrument by telecopy, e-mail, facsimile transmission, electronic mail in “portable document format” (“.pdf”) form or other electronic means intended to preserve the original graphic and pictorial appearance of the item being sent shall be effective delivery of a manually executed counterpart of such written instrument.

9.2. Highest Lawful Interest Rate.  The Lender, the Borrower and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect.  In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect, and the provisions of this Section 9.2 shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.  Regardless of any provision contained in any of the Loan Documents, the Lender shall never be entitled to receive, collect, or apply as interest on all or any part of the Loans, any amount in excess of the Highest Lawful Rate in effect from day to day, and, in the event the Lender ever receives, collects, or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of the principal of the Loans and treated hereunder as such; and, if the entire principal amount of the Loans owed to the Lender is paid in full, any remaining excess shall be repaid to the Borrower.  In determining whether the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate in effect from day to day, the Borrower and the Lender shall, to the maximum extent permitted under applicable Law, (i) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Loans so that the interest rate is uniform throughout the entire term of the Loans; provided that, if the interest received by the Lender for the actual period of existence thereof exceeds the Highest Lawful Rate in effect from day to day, the Lender shall apply or refund to the Borrower the amount of such excess as provided in this Section, and, in such event, the Lender shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate in effect from day to day.

9.3. Indemnity.

9.3.1. Whether or not any credit is ever extended hereunder, and in addition to any other indemnifications herein or in any other Loan Documents or the Intercreditor Agreement, the Borrower agrees to indemnify and defend and hold harmless on a current basis each Indemnified Party, from and against any and all liabilities, losses, damages, costs, interest, charges, counsel fees and other expenses and penalties of any kind which any of the Indemnified Parties may sustain or incur in connection with any investigative, administrative or judicial proceeding (whether or not the Lender shall be designated a party thereto) or otherwise by reason of or arising out of the execution and delivery of this Agreement, any of the other Loan Documents, or the Intercreditor Agreement and/or the consummation of the transactions contemplated hereby or thereby.  The indemnification provisions in this Section shall be enforceable regardless of whether the liability is based on past, present or future acts, claims or legal requirements (including any past, present or future bulk sales law, environmental law, fraudulent transfer act, occupational safety and health law, or products liability, securities or other legal requirement), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR OF ANY OTHER INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ON ANY OTHER INDEMNIFIED PARTY, but not any of the foregoing in this Section arising from the willful misconduct or the gross negligence on the part of the Indemnified Party seeking indemnification under this Section; with the foregoing indemnity surviving satisfaction of all obligations and the termination of this Agreement.

9.3.2. Any amount to be paid under Section 9.3 to the Lender shall be a demand obligation owing by the Borrower and shall bear interest from the date of expenditure by the Lender until paid at a per annum rate equal to the Default Rate.  The obligations of the Borrower under Section 9.3 shall survive payment of the Note and the assignment of any right hereunder.

9.4. Expenses.

9.4.1. Whether or not any credit is extended hereunder, the Borrower shall pay (i) all out-of-pocket expenses of the Lender, including fees and disbursements of counsel for the Lender, incurred in connection with the preparation of this Agreement, the other Loan Documents and the Intercreditor Agreement (including the furnishing of any written or oral opinions or advice incident to this transaction), due diligence and title review expenses associated with the Loan Parties’ Oil and Gas Properties, engineering costs, the recordation of the Loan Documents, any waiver or consent hereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder, and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Lender, including fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors, consultants, engineers and other Persons incurred in connection therewith (including the supervision, maintenance or disposition of Collateral) and investigative expenses incurred by the Lender in connection therewith, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Lender.

9.4.2. THE BORROWER SHALL INDEMNIFY THE LENDER AGAINST ANY TRANSFER TAXES, DOCUMENTARY TAXES, ASSESSMENTS OR CHARGES MADE BY ANY GOVERNMENTAL AUTHORITY BY REASON OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE INTERCREDITOR AGREEMENT.

9.4.3. Any amount to be paid under Section 9.4 shall be a demand obligation owing by the Borrower and shall bear interest from the date of expenditure until paid at a per annum rate equal to the Default Rate.  The obligations of the Borrower under Section 9.4 shall survive payment of the Note and the assignment of any right hereunder.

9.5. Taxes.  The Borrower will, to the extent it may lawfully do so, pay all Taxes (including interest and penalties but expressly excluding federal or state income taxes) which may be payable in respect of the execution and delivery of this Agreement or the other Loan Documents, or in respect of any amendment of or waiver under or with respect to the foregoing, and will save the Lender harmless on a current basis against any loss or liability resulting from nonpayment or delay in payment of any such Taxes (as limited above).  The obligations of the Borrower under this Section shall survive the payment of the Note and the assignment of any right hereunder.

9.6. Survival.  All representations and warranties made by or on behalf of the Borrower in this Agreement, the other Loan Documents, the Intercreditor Agreement or in any certificate or other instrument delivered by it or in its behalf under any of the foregoing shall be considered to have been relied upon by the Lender and shall survive the delivery to the Lender of such Loan Documents or the extension of the Loans (or any part thereof), regardless of any investigation made by or on behalf of the Lender.

9.7. Applicable Law; Venue.

9.7.1. This Agreement has been negotiated, is being executed and delivered, and will be performed in whole or in part, in the State of Texas.  This Agreement, the other Loan Documents, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted and enforced pursuant to the Laws of the State of Texas (and the applicable federal Laws of the United States of America) without giving effect to its choice of law principles, except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.

9.7.2. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Texas state court sitting in Dallas, Dallas County, Texas in any action or proceeding arising out of or relating to any Loan Documents and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and the Borrower hereby specifically consents to the jurisdiction of the State District Courts of Dallas County, Texas and the United States District Court for the Northern District of Texas, Dallas Division.  Nothing herein shall limit the right of the Lender to bring proceedings against the Borrower in the courts of any other jurisdiction.  Any judicial proceeding by the Borrower against the Lender or any Affiliate of the Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in the State District Courts of Dallas County, Texas, or in the United States District Court for the Northern District of Texas, Dallas Division.

9.8. WAIVER OF JURY TRIAL AND EXEMPLARY DAMAGES.  THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES (A) ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO AND (B) TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL DAMAGES (AS DEFINED BELOW).  THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.  AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED).

9.9. Waiver of Deficiency Statute; Other Waivers.

9.9.1. The Borrower waives any rights the Borrower has under, or any requirements imposed by, Sections 51.003, 51.004 and 51.005 of the Texas Property Code, as amended.

9.9.2. Each Guarantor waives any rights such Guarantor has under, or any requirements imposed by, (i) Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, (ii) Rule 31 of the Texas Rules of Civil Procedure, as amended, and (iii) Sections 51.003, 51.004 and 51.005 of the Texas Property Code, as amended.

9.10. Headings.  The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof and words such as “hereunder” or “ herein” shall refer to the entirety of this Agreement unless specifically indicated otherwise.

9.11. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This Agreement shall become effective at such time as the counterparts hereof which, when taken together, bear the signature of the Borrower and the Lender, shall be delivered to or be in the possession of the Lender.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mail, facsimile transmission, electronic mail in “portable document format” (“.pdf”) form or other electronic means intended to preserve the original graphic and pictorial appearance of the item being sent shall be effective as a delivery of a manually executed counterpart of this Agreement.

9.12. Invalid Provisions, Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof or thereof, such provision shall be fully severable, this Agreement and the other Loan Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions hereof and thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

9.13. Communications Via Internet.  The Borrower and each Guarantor (by its or his/her execution of a Guaranty) hereby authorizes the Lender and its counsel and agents to communicate and transfer documents and other information (including confidential information) concerning this transaction or the Borrower and such Guarantor and the business affairs of the Borrower and such Guarantor via the Internet or other electronic communication without regard to the lack of security of such communications.

9.14. USA Patriot Act Notice.  The Lender hereby notifies the Borrower and the other Obligated Parties that pursuant to the requirements of the USA Patriot Act, they are required to obtain, verify and record information that identifies the Borrower and the other Obligated Parties, which information includes the name and address of the Borrower and the other Obligated Parties and other information that will allow them to identify the Borrower and the other Obligated Parties in accordance with such Act.

9.15. EXCULPATION PROVISIONS.

9.15.1. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT, AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE INTERCREDITOR AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

9.15.2. In the event of a dispute over the meaning or application of this Agreement and the indemnities contained herein, the Lender and the Borrower agree that this Agreement and indemnities contained herein shall be construed fairly and reasonably and neither more strongly for nor against either party.

ARTICLE X

SETOFF; TREATMENT OF PARTIAL PAYMENTS

10.1. Setoff.  In addition to, and without limitation of, any rights of the Lender under applicable law, if any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by the Lender or any Affiliate thereof to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations, whether or not the Obligations, or any part hereof, shall then be due.  The Lender or Affiliate thereof making such an offset and application shall give the Borrower written notice of such offset and application promptly after effecting it.  To the extent that the Borrower has accounts, which in the style thereof as reflected in the Lender’s records are designated as royalty, joint interest owner or operator accounts, the foregoing right of set off shall not extend to funds in such accounts which belong to, or otherwise arise from payments to the Borrower for the account of, third-party royalty, joint interest owners, or operators.

10.2. Adjustments.  In the event that any payments made hereunder on the Obligations at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (i) first, to that portion of the Obligations consisting of fees and expenses then due and payable, (ii) second, to that portion of the Obligations consisting of accrued, unpaid interest then due and payable, (iii) third, to that portion of the Obligations consisting of principal then due and payable, and (iv) last, to any other Obligations or, to the extent not prohibited by Law, to the Obligations in such other order as the Lender might elect.

ARTICLE XI

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

11.1. Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have any right to assign its rights or obligations under the Loan Documents.

11.2. Participations; Voting Rights; Setoffs by Participants.

11.2.1. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (each a “Participant”) participating interests in any Loan owing to the Lender, the Note, the Commitment or any other interest of the Lender under the Loan Documents.  In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the holder of the Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under the Loan Documents.

11.2.2. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 10.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as the Lender under the Loan Documents, and the Lender shall retain the right of setoff provided in Section 10.1 with respect to the amount of participating interests sold to each Participant.  The Lender agrees to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 10.1, agrees to share with the Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared pro rata in accordance with the amount of the Obligations held by the Lender and each Participant.

11.3. Dissemination of Information.  The Borrower and each Guarantor authorizes the Lender to disclose to any Transferee and any prospective Transferee any and all information in the Lender’s possession concerning the Borrower, the Guarantors and their respective Affiliates.

ARTICLE XII

NOTICES

12.1. Notices.  Except as otherwise specifically permitted herein, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of the Lender, at its address or facsimile number set forth on the signature pages hereof or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Lender and the Borrower in accordance with the provisions of this Section.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received (the receipt thereof shall be deemed to have been acknowledged upon the sending Person’s receipt of its facsimile machine’s confirmation of successful transmission; provided that if the day on which such facsimile is received is not a Business Day or is after 4:00 p.m. CT on a Business Day, then the receipt of such facsimile shall be deemed to have been acknowledged on the next following Business Day), (ii) if given by mail, three (3) Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; except that notices to the Lender under Article II shall not be effective until received by the Lender, and except that oral notices to the Borrower of decreases in the Borrowing Base or increases in the amount of the monthly Borrowing Base reductions shall be effective when so communicated to the Borrower.

12.2. Change of Address.  The Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other party hereto.

[Signature Page follows]

ARTICLE XIII

ENTIRE AGREEMENT

THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF.  FURTHERMORE, IN THIS REGARD, THIS AGREEMENT  REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

In witness whereof, the undersigned have executed this Agreement as of the day and year first above written.

BORROWER:

STARBOARD RESOURCES, INC.

300 E. Sonterra, Suite 1220	By: ____________________________________
San Antonio, Texas 78258	Name: Michael J. Pawelek
Attention: Michael J. Pawelek	Title: Chief Executive Officer
Facsimile: 210/999-5401

LENDER:

INDEPENDENT BANK

By:____________________________________
Name: John E. Davis
Title: Executive Vice President

2101 Cedar Springs Road, Suite 725 Dallas, Texas 75201 Attention: Energy Lending Facsimile: 214/740-9400

Signature Page
to Credit Agreement

FORM OF PROMISSORY NOTE

$[__],000,000	Dallas, Texas	June 27, 2013

FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (the “Borrower”) promises to pay to the order of Independent Bank (“Lender”), at its banking quarters in Dallas, Dallas County, Texas, the amount of $[__],000,000, or so much thereof as may be advanced and be outstanding under this Note pursuant to the Credit Agreement dated of even date herewith by and between the Borrower and the Lender (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.

Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder.  Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

The date and amount of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, will be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender.  Failure to make any such notation or to attach a schedule shall not affect the Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by the Lender of this Note.

This Note is issued pursuant to and shall be governed by the Credit Agreement and the holder of the Note shall be entitled to the benefits of the Credit Agreement.  This Note shall finally mature on the Final Maturity Date.

Without being limited thereto or thereby, this Note is secured by the Security Documents.

The Borrower, and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate, and agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

Starboard Resources, Inc.

By:_______________________________________
Name: Michael J. Pawelek
Title: Chief Executive Officer

1

LOANS AND PAYMENT OF
PRINCIPAL AND INTEREST

Date	Amount of Loan	Principal Paid or Prepaid	Amount of Interest Paid	Unpaid Principal Balance	Interest Paid to

2

FORM OF NOTICE OF BORROWING

Independent Bank

2101 Cedar Springs Road, Suite 725

Dallas, Texas 75201

Attention: Energy Lending

Re:
Credit Agreement dated June 27, 2013, by and between Independent Bank, as lender, and Starboard Resources, Inc., as borrower, (as amended, restated, or supplemented from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement are used herein as therein defined unless otherwise defined herein.

Ladies and Gentlemen:

Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:

☐	1.	Advance

(a)	Amount of Advance requested: $____________

(b)	Requested funding date: _________, 20[__]

(c)	Request funding into _____________ Bank Account Number: _______________

☐	2.	Included herewith is a completed Letter of Credit Application.

☐	3.	Included herewith is a request for a renewal or extension of an existing Letter of Credit as described therein.

The undersigned natural person certifies that [s]he is a Responsible Representative, has obtained all consents necessary, and as such [s]he is authorized to execute and deliver this request.  The undersigned natural person further certifies, represents, and warrants to the Lender that to the best of his/her knowledge the Borrower is entitled to receive the requested Advance or letter of credit under the terms and conditions of the Credit Agreement.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

Starboard Resources, Inc.

By:____________________________________
Name: Michael J. Pawelek
Title: Chief Executive Officer

1

FORM OF COMPLIANCE CERTIFICATE

_____________, 20__

Independent Bank

2101 Cedar Springs Road, Suite 725

Dallas, Texas 75201

Attention: Energy Lending

Re:
Credit Agreement dated June 27, 2013, by and between Independent Bank, as lender, and Starboard Resources, Inc., as borrower, (as amended, restated, or supplemented from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement are used herein as therein defined unless otherwise defined herein.

Ladies and Gentlemen:

Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Representative of the Borrower, hereby certifies to you the following information is true and correct as of the date hereof or for the period indicated, as the case may be:

[1.           To the best of the knowledge of the undersigned, no Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.]

[1.           To the best of the knowledge of the undersigned, the following Defaults exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:]

2.            The compliance of the Borrower with certain financial covenants of the Credit Agreement, as of the close of business on _________________ (the “Determination Date”), is evidenced by the following:

(a)           Section 7.2.2(ii): Contingent Obligations not described in the financial statements delivered herewith.

Required	Actual

Disclosure in writing	$__________*

*If greater than $0.00, attach additional sheets containing explanations.

1

(b)	Section 7.6.3: Accounts Payable more than 90 days past due.

Required	Actual

Not more than $0.00 unless being contested in good faith by appropriate proceedings.	$__________*

*If greater than $0.00, attach additional sheets containing explanations.

(c)	Section 7.9.4: Hedging Agreements.

The Hedging Agreements of the Borrower and its positions thereunder as of the Determination Date are summarized on Schedule One attached hereto.

(d)	Section 7.15.1: Interest Coverage Ratio.

Required	Actual

Not less than 3.00 to 1.00	_____ to 1.00

(e)	Section 7.15.2: Current Ratio.

Required	Actual

Not less than 1.00 to 1.00	_____ to 1.00

(f)	Section 7.15.3: Leverage Ratio.

Required	Actual

Not greater than 3.50 to 1.00	_____ to 1.00

3.
To the best knowledge of the undersigned, the financial statements being delivered to the Lender concurrently herewith pursuant to the Credit Agreement fairly and accurately reflect the financial condition and results of operation of the Persons identified therein for the periods and as of the dates set forth therein.

4.	The circled answers to the following statements are each true and correct as of the Determination Date:

(a)
The annual statement of assets and liabilities of the Borrower as of its most recent fiscal year-end and the related financial statements have been delivered to the Lender pursuant to Section 7.2.1(i).  YES  NO

(b)
The quarterly statement of assets and liabilities of the Borrower as of the last day of its most recently ended fiscal quarter (other than the last fiscal quarter of each fiscal year) and the related financial statements have been delivered to the Lender pursuant to Section 7.2.1(ii).  YES  NO

2

(c)
The federal income tax return for the year most recently ended for each Person indicated below has been properly filed with the appropriate Tribunal and (if a copy thereof has been requested by the Lender) a copy thereof has been delivered to the Lender pursuant to Section 7.2.1(iv),

(i)	of the Borrower. YES NO

(ii)	of ________________________. YES NO

(iii)	of ________________________. YES NO

(iv)	of ________________________. YES NO

(d)	The annual financial statements as of the most recent December 31 for each Person indicated below have been delivered to the Lender pursuant to Section 7.2.1(v),

(i)	of ________________________. YES NO

(ii)	of ________________________. YES NO

(e)
The quarterly statement of assets and liabilities as of the last day of its most recently ended fiscal quarter and the related financial statements have been delivered to the Lender pursuant to Section 7.2.1(vi),

(i)	of ________________________. YES NO

(ii)	of ________________________. YES NO

5.
The oil and gas production report being delivered by the Borrower to the Lender under Section 7.2.2 of the Credit Agreement is, to the best knowledge of the undersigned, in compliance with the provisions of such Section and to the best knowledge of the undersigned is true and correct in all material respects as of the date thereof and for the time periods covered thereby.

6.	The proceeds of all fundings under the Second Lien Note have been used in accordance with Section 7.1.4 of the Credit Agreement.

The undersigned has reviewed the terms of this Agreement and the other Loan Documents, and has made, or caused to be made under my supervision, a review of the transactions and financial condition of the Borrower during the period covered by the financial statements included herewith, and such review has not disclosed the existence during such period, and the undersigned does not have knowledge of the existence as of the date of this certificate, of any condition or event which constitutes a Default, except as set forth in paragraph 1 above.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours, _____________________________________ Michael J. Pawelek, Chief Executive Officer of Starboard Resources, Inc.

3

Schedule One
Hedging Agreements

1

EXHIBIT 6.4.1

SUBSIDIARIES

1.           ImPetro Resources, LLC

2.           ImPetro Operating, LLC

1

SCHEDULE 6.7

LITIGATION

There is no action, suit or proceeding pending against, or to the knowledge of the Starboard Resources, Inc., threatened against or affecting Starboard Resources, Inc. before any court, tribunal, governmental body, agency, arbitration panel, or instrumentality.

1

SCHEDULE 6.23

OUTSTANDING HEDGING AGREEMENTS AND HEDGING TRANSACTIONS

Outstanding Agreements:

1.           ISDA Master Agreement and Schedule dated July 17, 2012 between Starboard Resources, Inc. and Cargill, Incorporated.

Outstanding Transactions:

1.           Hedge Positions with Cargill, Incorporated as of May 30, 2013:

UNDERLYING	PRODUCT	UNDERLYING MARK	REF #	STRIKE PRICE	EXPIRATION	QUANTITY	CURRENT MARK	TRADE DATE	AVG VALUE
	AVERAGE COLLAR	93.61	31353		5/31/2013	(3.11)		8/2/2012	94.9343
CSK3	Asian Call Option on CSK3 with Strike: 99 and Start Date: 01-May-13	93.61	31353	99.0000	5/31/2013	(3.11)	0.0100	8/2/2012	94.9343
CSK3	Asian Put Option on CSK3 with Strike: 73 and Start Date: 01-May-13	93.61	31353	73.0000	5/31/2013	3.11		8/2/2012	94.9343
CSK3 TOTAL
	AVERAGE COLLAR	93.67	31353		6/28/2013	(3.11)		8/2/2012	0.0000
CSM3	Asian Call Option on CSM3 with Strike: 99 and Start Date: 03-Jun-13	93.67	31353	99.0000	6/28/2013	(3.11)	0.1300	8/2/2012	0.0000
CSM3	Asian Put Option on CSM3 with Strike: 73 and Start Date: 03-Jun-13	93.67	31353	73.0000	6/28/2013	3.11	0.0001	8/2/2012	0.0000
CSM3 TOTAL
	AVERAGE COLLAR	93.80	31353		7/31/2013	(3.11)		8/2/2012	0.0000
CSN3	Asian Call Option on CSN3 with Strike: 99 and Start Date: 01-Jul-13	93.80	31353	99.0000	7/31/2013	(3.11)	0.8800	8/2/2012	0.0000
CSN3	Asian Put Option on CSN3 with Strike: 73 and Start Date: 01-Jul-13	93.80	31353	73.0000	7/31/2013	3.11	0.0452	8/2/2012	0.0000
CSN3 TOTAL
	AVERAGE COLLAR	93.72	31353		8/30/2013	(3.11)		8/2/2012	0.0000
CSQ3	Asian Call Option on CSQ3 with Strike: 99 and Start Date: 01-Aug-13	93.72	31353	99.0000	8/30/2013	(3.11)	1.5900	8/2/2012	0.0000
CSQ3	Asian Put Option on CSQ3 with Strike: 73 and Start Date: 01-Aug-13	93.72	31353	73.0000	8/30/2013	3.11	0.1877	8/2/2012	0.0000
CSQ3 TOTAL
	AVERAGE COLLAR	93.45	31353		9/30/2013	(3.11)		8/2/2012	0.0000
CSU3	Asian Call Option on CSU3 with Strike: 99 and Start Date: 03-Sep-13	93.45	31353	99.0000	9/30/2013	(3.11)	2.1400	8/2/2012	0.0000
CSU3	Asian Put Option on CSU3 with Strike: 73 and Start Date: 03-Sep-13	93.45	31353	73.0000	9/30/2013	3.11	0.3877	8/2/2012	0.0000
CSU3 TOTAL
	AVERAGE COLLAR	93.01	31353		10/31/2013	(3.11)		8/2/2012	0.0000
CSV3	Asian Call Option on CSV3 with Strike: 99 and Start Date: 01-Oct-13	93.01	31353	99.0000	10/31/2013	(3.11)	2.4800	8/2/2012	0.0000
CSV3	Asian Put Option on CSV3 with Strike: 73 and Start Date: 01-Oct-13	93.01	31353	73.0000	10/31/2013	3.11	0.6231	8/2/2012	0.0000
CSV3 TOTAL
	AVERAGE COLLAR	92.54	31353		11/29/2013	(3.11)		8/2/2012	0.0000
CSX3	Asian Call Option on CSX3 with Strike: 99 and Start Date: 01-Nov-13	92.54	31353	99.0000	11/29/2013	(3.11)	2.7300	8/2/2012	0.0000
CSX3	Asian Put Option on CSX3 with Strike: 73 and Start Date: 01-Nov-13	92.54	31353	73.0000	11/29/2013	3.11	0.8432	8/2/2012	0.0000

1

CSX3 TOTAL
	AVERAGE COLLAR	92.05	31353		12/31/2013	(3.11)		8/2/2012	0.0000
CSZ3	Asian Call Option on CSZ3 with Strike: 99 and Start Date: 02-Dec-13	92.05	31353	99.0000	12/31/2013	(3.11)	2.9100	8/2/2012	0.0000
CSZ3	Asian Put Option on CSZ3 with Strike: 73 and Start Date: 02-Dec-13	92.05	31353	73.0000	12/31/2013	3.11	1.0466	8/2/2012	0.0000
CSZ3 TOTAL
	AVERAGE COLLAR	91.58	31353		1/31/2014	(2.04)		8/2/2012	0.0000
CSF4	Asian Call Option on CSF4 with Strike: 99 and Start Date: 02-Jan-14	91.58	31353	99.0000	1/31/2014	(2.04)	3.0400	8/2/2012	0.0000
CSF4	Asian Put Option on CSF4 with Strike: 73 and Start Date: 02-Jan-14	91.58	31353	73.0000	1/31/2014	2.04	1.2804	8/2/2012	0.0000
CSF4 TOTAL
	AVERAGE COLLAR	91.20	31353		2/28/2014	(2.04)		8/2/2012	0.0000
CSG4	Asian Call Option on CSG4 with Strike: 99 and Start Date: 03-Feb-14	91.20	31353	99.0000	2/28/2014	(2.04)	3.1800	8/2/2012	0.0000
CSG4	Asian Put Option on CSG4 with Strike: 73 and Start Date: 03-Feb-14	91.20	31353	73.0000	2/28/2014	2.04	1.5075	8/2/2012	0.0000
CSG4 TOTAL
	AVERAGE COLLAR	90.82	31353		3/31/2014	(2.04)		8/2/2012	0.0000
CSH4	Asian Call Option on CSH4 with Strike: 99 and Start Date: 03-Mar-14	90.82	31353	99.0000	3/31/2014	(2.04)	3.2700	8/2/2012	0.0000
CSH4	Asian Put Option on CSH4 with Strike: 73 and Start Date: 03-Mar-14	90.82	31353	73.0000	3/31/2014	2.04	1.7236	8/2/2012	0.0000
CSH4 TOTAL
	AVERAGE COLLAR	90.51	31353		4/30/2014	(2.04)		8/2/2012	0.0000
CSJ4	Asian Call Option on CSJ4 with Strike: 99 and Start Date: 01-Apr-14	90.51	31353	99.0000	4/30/2014	(2.04)	3.3800	8/2/2012	0.0000
CSJ4	Asian Put Option on CSJ4 with Strike: 73 and Start Date: 01-Apr-14	90.51	31353	73.0000	4/30/2014	2.04	1.9150	8/2/2012	0.0000
CSJ4 TOTAL
	AVERAGE COLLAR	90.21	31353		5/30/2014	(2.04)		8/2/2012	0.0000
CSK4	Asian Call Option on CSK4 with Strike: 99 and Start Date: 01-May-14	90.21	31353	99.0000	5/30/2014	(2.04)	3.5000	8/2/2012	0.0000
CSK4	Asian Put Option on CSK4 with Strike: 73 and Start Date: 01-May-14	90.21	31353	73.0000	5/30/2014	2.04	2.0744	8/2/2012	0.0000
CSK4 TOTAL
	AVERAGE COLLAR	89.91	31353		6/30/2014	(2.04)		8/2/2012	0.0000
CSM4	Asian Call Option on CSM4 with Strike: 99 and Start Date: 02-Jun-14	89.91	31353	99.0000	6/30/2014	(2.04)	3.5800	8/2/2012	0.0000
CSM4	Asian Put Option on CSM4 with Strike: 73 and Start Date: 02-Jun-14	89.91	31353	73.0000	6/30/2014	2.04	2.2991	8/2/2012	0.0000
CSM4 TOTAL
	AVERAGE COLLAR	89.58	31353		7/31/2014	(2.04)		8/2/2012	0.0000
CSN4	Asian Call Option on CSN4 with Strike: 99 and Start Date: 01-Jul-14	89.58	31353	99.0000	7/31/2014	(2.04)	3.6200	8/2/2012	0.0000
CSN4	Asian Put Option on CSN4 with Strike: 73 and Start Date: 01-Jul-14	89.58	31353	73.0000	7/31/2014	2.04	2.5021	8/2/2012	0.0000
CSN4 TOTAL

2